SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

MEDIA SOURCE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share (the “Common Stock”), of Media Source, Inc

(2)	Aggregate number of securities to which transaction applies:

107,352 shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$24.00 per share in cash-out merger

(4)	Proposed maximum aggregate value of transaction:

$2,576,448

(5)	Total fee paid:

$516

☒	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MEDIA SOURCE, INC.

5695 Avery Road
Dublin, Ohio 43016

                              , 2003

Dear Stockholders:

      You are cordially invited to attend a special meeting of stockholders of Media Source, Inc. (“Media Source”), to be held on                                                   , 2003, at 10:00 a.m., local time, at 250 West Street, Columbus, Ohio, 43215.

      At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 21, 2003 (“Merger Agreement”), among MSI Merger Corp. (“MSI”) and Media Source. MSI is a newly-formed corporation organized at the direction of S. Robert Davis, the Chairman of the Board, President and a stockholder of Media Source, and Charles R. Davis, a director and stockholder of Media Source.

      Prior to the merger, S. Robert Davis and Melissa L. Davis, his wife, Charles R. Davis, the son of S. Robert Davis, and Laura D. Byrne, the daughter of S. Robert Davis, and Thomas Byrne, her husband (on their own behalf and as custodians for their three minor children), will contribute all their shares of Media Source common stock to MSI in exchange for shares of capital stock of MSI. Under the Merger Agreement, MSI will be merged with and into Media Source, with Media Source as the surviving corporation. Upon completion of the merger, each issued and outstanding share of Media Source common stock not owned by MSI will be entitled to receive $24.00 per share in cash, without interest. MSI will not be entitled to receive the $24.00 per share merger consideration.

      After the merger, Media Source will continue its operations as a privately held company. MSI will be the sole stockholder of Media Source as the surviving corporation. Current stockholders of Media Source, other than MSI, will not participate in any future earnings and growth of Media Source as the surviving corporation. S. Robert Davis, Melissa L. Davis, Charles R. Davis, Laura D. Byrne, and Thomas Byrne (collectively, the “Davis Group”) will own all of the equity in MSI. An option held by S. Robert Davis to purchase 100,000 shares of Media Source common stock outstanding immediately prior to the merger will remain outstanding.

      Details of the merger and the Merger Agreement are discussed in the enclosed Proxy Statement, the forepart of which includes certain questions and answers relating to the proposed transaction. A copy of the Merger Agreement is attached as Appendix A to the Proxy Statement.

      A special committee of the board of directors of Media Source, consisting of three independent directors (who are not stockholders of MSI and are not affiliated with MSI or any of its stockholders) was formed on November 13, 2002 to investigate, consider and evaluate the proposed merger. The special committee has recommended to Media Source’s board of directors that the merger be approved.

      In connection with its evaluation of the proposed merger, the special committee engaged Commonwealth Business Advisory Group, Inc. to act as its financial advisor. Commonwealth rendered its opinion that, as of April 21, 2003, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the cash merger consideration of $24.00 per share to be received in the merger is fair from a financial point of view to the unaffiliated stockholders of the Company. The written opinion of Commonwealth, dated April 21, 2003, is attached as Appendix C to the enclosed Proxy Statement.

      The special committee and the board of directors believe that the terms of the merger are fair to the Company’s unaffiliated stockholders and recommend that the stockholders approve the merger. Two of the six members of Media Source’s board of directors are members of the Davis Group and, consequently, have conflicts of interest in connection with this recommendation. Although not a member of the Davis

Group, Randall J. Asmo, the Executive Vice President, Secretary and a director, is employed on a part-time basis by another company affiliated with the Davises. None of those three directors participated in the vote on the merger. As a result, the three independent directors (all of whom constituted the special committee) were the only members of the board of directors who participated in the vote on the merger.

      Adoption and approval of the merger agreement at the special meeting will require the affirmative vote of holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting. The members of the Davis Group own 216,424 shares of Media Source common stock in the aggregate, or approximately 66.84% of the outstanding shares of Media Source common stock, and have indicated that they will vote their shares in favor of the merger. After the merger is approved by the holders of the common stock, the closing of the merger will occur as soon after the special meeting as all of the other conditions to closing the merger are satisfied.

      The accompanying Notice of Meeting and Proxy Statement explain the merger and the merger agreement and provide specific information concerning the special meeting of stockholders. Please read these materials carefully. The unaffiliated stockholders of Media Source will be entitled to appraisal rights under Delaware law in connection with the merger as described in the accompanying Proxy Statement.

      It is very important to us that your shares be represented at the special meeting, whether or not you plan to attend personally. Therefore, you should complete and sign the enclosed proxy card and return it as soon as possible in the enclosed postage paid envelope. This will ensure that your shares are represented at the special meeting. A failure to vote will count as a vote against the merger. This will not prevent you from voting your shares in person if you subsequently chose to attend.

Sincerely,

/s/ S. ROBERT DAVIS

S. ROBERT DAVIS
Chairman of the Board and President

2

SUMMARY
SPECIAL FACTORS
Background of the Merger
Determinations and Recommendations of the Special Committee and the Media Source Board of Directors; Fairness of the Merger
Summary of the Financial Advisor’s Fairness Analysis
Purpose and Reasons of the Davis Group for the Merger
Position of the Davis Group and MSI as to Fairness of the Merger
Purpose and Reasons of Media Source for the Merger and Structure of the Merger
EFFECTS OF THE MERGER
HISTORICAL PER SHARE INFORMATION
CERTAIN FORWARD-LOOKING INFORMATION
GENERAL INFORMATION ABOUT THE SPECIAL MEETING
Proxy Solicitation
Matters to be Considered at the Special Meeting
Record Date and Voting Information
Quorum
Proxies; Revocation
Expenses of Proxy Solicitation
Appraisal Rights
THE PARTICIPANTS
Media Source, Inc.
MSI Merger Corp.
The Davis Group
RISKS THAT THE MERGER WILL NOT BE COMPLETED
INTERESTS OF THE DIRECTORS, EXECUTIVE OFFICERS AND THE DAVIS GROUP IN THE MERGER
Directors of Media Source
Executive Officers of Media Source and Executive Officers and Directors of the Surviving Corporation
Merger Consideration to be Received by the Davis Group
Continuing Equity Interests of the Davis Group
INDEMNIFICATION
CERTAIN RISKS IN THE EVENT OF BANKRUPTCY
MERGER FINANCING
ESTIMATED FEES AND EXPENSES OF THE MERGER
FEDERAL INCOME TAX CONSIDERATIONS
ANTICIPATED ACCOUNTING TREATMENT OF MERGER
CERTAIN REGULATORY MATTERS
APPRAISAL RIGHTS
THE MERGER AGREEMENT
The Parties
The Merger
Effective Time of the Merger
Certificate of Incorporation, Bylaws and Directors and Officers of Media Source as the Surviving Corporation
Conversion of Common Stock
Payment for Shares
Stockholders of Media Source Should Not Forward Stock Certificates to the Exchange Agent Until They Have Received the Letter of Transmittal
Transfer of Shares
Media Source Stockholder Approval
Representations and Warranties
Conduct of Business Pending the Merger
Notices of Certain Events
Acquisition Proposals
Conditions to the Merger
Termination of the Merger Agreement
Amendments; Waivers
SELECTED FINANCIAL DATA
MARKET PRICES OF COMMON STOCK AND DIVIDENDS
Market Prices
Dividends
RECENT STOCK PURCHASES
Purchases by Media Source and MSI Merger Corp.
Purchases by the Davis Group, Directors and Executive Officers
Recent Transactions
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INDEPENDENT AUDITORS
FUTURE STOCKHOLDER PROPOSALS
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE; ATTACHMENTS
APPENDIX A
APPENDIX B
APPENDIX C FAIRNESS OPINION OF COMMONWEALTH BUSINESS ADVISORY GROUP, INC.
APPENDIX D INFORMATION RELATING TO THE DIRECTORS AND EXECUTIVE OFFICERS OF MEDIA SOURCE, INC., MEDIA SOURCE MERGER CORP., AND THE DAVIS GROUP
Amendment No. 1 to Preliminary Proxy Statement

MEDIA SOURCE, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held                                                             , 2003

                                                  , 2003

To Our Stockholders:

      Notice is hereby given that a Special Meeting of Stockholders (the “Special Meeting”) of Media Source, Inc., a Delaware corporation (“Media Source”), will be held on                                                   , 2003, at 10:00 a.m., local time, at 250 West Street, Suite 2600, Columbus, Ohio, for the following purposes:

(1) To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger pursuant to which MSI Merger Corp. (“MSI”) , a newly-formed company, wholly-owned by S. Robert Davis, Melissa L. Davis, Charles R. Davis, Laura D. Byrne, and Thomas Byrne (on their own behalf and as custodians for their minor children) will be merged with and into Media Source and each stockholder of Media Source (other than stockholders who are entitled to and have perfected their appraisal rights and MSI) will become entitled to receive $24.00 in cash for each outstanding share of common stock, $.01 par value, of Media Source owned immediately prior to the effective time of the merger. A copy of the Agreement and Plan of Merger dated as of April 21, 2003 is attached as Appendix A to and is described in the accompanying Proxy Statement.

(2) To consider and act upon such other matters as may properly come before the Special Meeting or any adjournment or adjournments thereof.

      The board of directors has determined that only holders of Media Source’s common stock of record at the close of business on                                                   , 2003, will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. A form of Proxy and a Proxy Statement containing more detailed information with respect to the matters to be considered at the Special Meeting accompany and form a part of this Notice.

      The merger has not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the fairness or merits of the merger nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

      If the Merger Agreement is adopted and approved by the stockholders at the special meeting and the merger is completed, any stockholder (1) who files with Media Source before the taking of the vote on the adoption and approval of the Agreement and Plan of Merger a written demand stating that he or she intends to seek appraisal for his or her shares of common stock if the merger is completed, and (2) whose shares are not voted in favor of the Agreement and Plan of Merger will have the right to seek appraisal of his or her shares of common stock within 120 days after the date a Certificate of Merger is filed with the Secretary of State of the State of Delaware. Media Source and any stockholder seeking an appraisal shall have the rights and duties and shall follow the procedures set forth in Section 262 of the Delaware General Corporation Law, a copy of which is attached as Appendix B to the accompanying Proxy Statement. See the section entitled “Appraisal Rights” in the Proxy Statement for more information.

      Your vote is important. Whether or not you are able to attend the meeting, please date, sign and return the accompanying proxy card promptly in the enclosed envelope which requires no postage if mailed in the United States. Your proxy may be revoked at any time before it is voted, by filing with the Secretary of Media Source a written revocation, by submitting a proxy bearing a later date, or by attending and voting in person at the meeting. Please do not send in any certificates for your shares at this time.

By Order of the Board of Directors,

/s/ RANDALL J. ASMO

RANDALL J. ASMO
Secretary

PROXY STATEMENT

i

ii

MEDIA SOURCE, INC.

5695 Avery Road
Dublin, Ohio 43016

PROXY STATEMENT

Dated                                                   , 2003

      We are providing this proxy statement and accompanying proxy card to our stockholders in connection with the solicitation by our board of directors of proxies to be used at the special meeting of stockholders to be held on                                                   , 2003 at 10:00 a.m., local time, at 41 South High Street, Suite 2600, Columbus, Ohio, including at any adjournment of the special meeting. We began mailing these materials and the accompanying letter to stockholders and the notice of meeting to our stockholders on or about                      , 2003.

SUMMARY

      The following question and answer summary highlights selected information from this Proxy Statement. This summary does not contain all the information that is important to you. You should carefully read the entire Proxy Statement and all of its appendices before voting on the proposed merger.

•	What am I being asked to vote upon? (See page 18)

      You are being asked to consider and vote upon a proposal to adopt and approve an Agreement and Plan of Merger, referred to as the “Merger Agreement”, pursuant to which MSI Merger Corp. (“MSI”) will be merged into Media Source, with Media Source as the surviving corporation.

• Who are the owners of MSI? (See page 23)

      MSI is a company owned by S. Robert Davis, Media Source’s chairman of the board and president and Melissa L. Davis, his wife, Charles R. Davis, a director of Media Source and the son of S. Robert Davis, Laura D. Byrne, the daughter of S. Robert Davis and Thomas Byrne, her husband (both on their own behalf and as custodians for their three minor children). These persons are referred to as the “Davis Group.”

•	Who are the parties to the Merger Agreement? (See page 32)

      The Merger Agreement is between MSI and Media Source. Immediately prior to the merger, MSI will be owned by the Davis Group. The Davis Group will indirectly, through their ownership of MSI, own all of the equity of Media Source after the merger.

•	What will happen to my common stock as a result of the merger? (See page 33)

      Upon completion of the merger, each issued and outstanding share of Media Source common stock, other than those shares held by MSI, will be converted into the right to receive $24.00 in cash, without interest, and Media Source will no longer be a publicly held corporation.

•	Why was the special committee formed? (See page 8)

      The Davis Group will indirectly, through their ownership of MSI, own all of the outstanding shares of Media Source common stock immediately following completion of the merger. Accordingly, our board of directors believed that a special committee of independent directors who are not officers or employees of Media Source and who have no financial interest in the merger different from Media Source stockholders generally should be formed to eliminate any conflict of interest in evaluating, negotiating and recommending the merger and the terms of the merger agreement. The special committee independently selected and retained legal counsel and a financial advisor to assist it in its deliberations. It received an opinion from its financial advisor Commonwealth Business Advisory Group, Inc. (“Commonwealth”) on which the special committee and the board of directors relied, that as of April 21, 2003, the $24.00 per share you will receive in the merger is fair to Media Source’s unaffiliated stockholders from a financial point of view.

•	Has the special committee concluded that the merger is fair to Media Source’s unaffiliated stockholders? (See page 11)

      Yes. The special committee has determined that the merger is fair to Media Source’s unaffiliated stockholders.

•	Has the Media Source board of directors determined that the merger is fair to Media Source’s unaffiliated stockholders? (See page 11)

      Yes. The board of directors has determined that the merger is fair to Media Source’s unaffiliated stockholders.

•	Have the members of the Davis Group and MSI determined that the merger is fair to Media Source’s unaffiliated stockholders? (See page 18)

      Yes. The members of the Davis Group and MSI have determined that the merger is fair to Media Source’s unaffiliated stockholders.

•	How was the amount of the merger price determined? (See page 10)

      The per share merger consideration was determined based on the special committee’s discussions with Commonwealth and negotiations between the special committee and S. Robert Davis. These discussions and negotiations resulted in the $22.50 per share acquisition price initially offered by the Davis Group being increased by approximately 7% to $24.00 per share.

•	What are the sources and uses of funds for the merger? (See pages 26 and 27)

      The following table describes the sources and uses of funds for the merger:

Sources of Funds:
Loan to Media Source from The Huntington National Bank	$3,000,000
Uses of Funds:
Payment for shares held by unaffiliated stockholders	$2,576,448
Rodney L. Taylor — special committee fees	15,000
Juan F. Sotos, M.D. — special committee fees	10,000
Brent A. Garland — special committee fees	10,000
SEC filing fees	516
Payment of debt financing fees and expenses	7,500
Commonwealth Business Advisory Group — compensation for financial advisory services	15,000

Payment of the following estimated legal fees and expenses:
Schottenstein Zox & Dunn Co., L.P.A., counsel to the Davis Group	75,000
Johnson, Pope, et al, counsel to Media Source	78,000
Porter Wright Morris & Arthur, LLP, counsel to the special committee	35,000

		188,000

Exchange agent fees		5,000
Hausser + Taylor accounting fees and expenses		2,000
Bowne — printing and mailing expenses		35,000
Miscellaneous Expenses and reserve		135,536
Total		$3,000,000

•	Has the board of directors recommended the merger? (See page 11)

      Yes. The board of directors of Media Source, on the recommendation of the special committee, has approved the merger and the Merger Agreement and voted to recommend that you vote “FOR” approval of the merger and the Merger Agreement.

•	Why is the board of directors recommending that I vote in favor of the Merger Agreement? (See page 11)

      Media Source’s board of directors is recommending that you vote in favor of the Merger Agreement because it believes that the merger is a more desirable alternative for you than to have Media Source continue to operate as a public company. In reaching this conclusion, Media Source’s board of directors, based on the recommendation of the special committee, considered, among other factors:

•	the special committee’s and the board of directors’ familiarity with, and presentations by Commonwealth with regard to, Media Source’s business and prospects and current economic and market conditions and the opinion of Commonwealth that $24.00 per share is fair to Media Source’s unaffiliated stockholders from a financial point of view;

•	the fact that $24.00 per share represents a premium of approximately 20% over the $20.01 closing sale price for Media Source’s common stock as traded on the OTC Bulletin Board service on November 12, 2002, the last trading day before Media Source announced the initial offer to take Media Source private by purchasing the shares of Media Source’s common stock held by unaffiliated stockholders at a price of $22.50 per share, and represents a premium of approximately 75% above the average closing bid price for the four week period preceding the announcement;

•	the special committee’s and Media Source’s board’s judgments in view of Media Source’s prospects, that it is unlikely that one or more strategic or financial acquirers would be willing pay a price for Media Source that in present value terms would be as high as the $24.00 per share because a substantial net operating loss carry forward would not be available to a buyer other than MSI;

•	the fact that despite wide publication of the terms of the merger, Media Source has received only one highly conditional proposal from another prospective buyer, which, because of its terms, could not result in a completed transaction and which was presented without independent evidence that financing would be available for the transaction;

•	the alternatives available to Media Source, and the possibility that if Media Source remains a public corporation, because of a decline in the stock market in general, the price received by the Media Source stockholders in the open market or in a future transaction might be less than $24.00 per share.

•	Did the special committee receive any offers from others to acquire Media Source at prices higher than $24.00 per share? (See page 8)

      Yes. The special committee received an offer from Stevens Financial Group, LLC (“Stevens”) to purchase all of the outstanding shares of Media Source’s common stock at a price of $30 per share, contingent on a number of things, including financing on terms acceptable to Stevens and Stevens’ due diligence investigation of Media Source. The Stevens offer did not address the disposition of the outstanding exercisable option held by S. Robert Davis to purchase 100,000 shares of Media Source stock at $2.25 per share, but Stevens indicated that it intended to negotiate with Mr. Davis as to the disposition of his option. Mr. Davis told the special committee that he did not intend to negotiate with Stevens as to the disposition of his option. Despite requests by the special committee that it do so, Stevens did not present evidence of financing for its offer other than its assertions that financing would be available. The Davises stated that their shares were not for sale but that they would support an offer to the other shareholders at a purchase price of $30 per share. Since Stevens reiterated to the special committee that it is not willing to make an offer to purchase less than all of the outstanding shares, the Stevens offer was one that could not be concluded. Commonwealth was provided with valuation information provided to Media Source by Stevens prior to Commonwealth’s delivering its opinion as to the fairness of the $24 per share price offered by the Davis Group, but Commonwealth determined that Stevens’ conclusions as to share value and the range of share values are not credible on their face, and the application by Stevens of various valuation methodologies is seriously flawed.

•	What are the consequences of the merger to present members of management and the board of directors? (See page 18)

      It is expected that, in general, all members of Media Source’s current management will continue as management of Media Source after the merger. Like all other Media Source stockholders, members of management and the board of directors will be entitled to receive $24.00 per share in cash for each of their shares of Media Source common stock, other than the shares owned by the Davis Group. Immediately after the merger, the Davis Group will own all of the outstanding common stock of MSI and MSI will own all of the outstanding common stock of Media Source.

•	Is the merger subject to the satisfaction of any conditions? (See page 36)

      Yes. Before completion of the merger, certain closing conditions must be satisfied or waived. These conditions include, among others, obtaining required consents and approvals, adoption and approval of the Merger Agreement by a majority of the outstanding shares of Media Source common stock, the accuracy of each party’s representations and warranties, each party’s compliance in all material respects with its respective obligations under the Merger Agreement, the absence of a material adverse change in Media Source’s business, and the absence of laws or governmental orders that would make the merger illegal or prohibit the consummation of the merger. If these conditions are not satisfied or waived, the merger will not be completed even if the stockholders vote to adopt and approve the Merger Agreement.

•	When do you expect the merger to be completed? (See page 33)

      Media Source and MSI intend to complete the merger as quickly as possible. If the Merger Agreement is adopted and approved at the special meeting, and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting.

•	Can the Merger Agreement be terminated prior to the completion of the merger? (See page 37)

      Yes. The parties may agree to terminate the Merger Agreement at any time before the merger is completed. In addition, the Merger Agreement may be terminated:

•	by either MSI or Media Source if the merger has not been consummated on or before December 31, 2003;

•	by either Media Source or the Buyer if there is any law that makes the consummation of the merger illegal or otherwise prohibited or if any order enjoining Media Source and MSI from consummating the merger is entered and becomes final and nonappealable;

•	by either MSI or Media Source if the Media Source board of directors or the special committee withdraws or modifies in a manner adverse to MSI its recommendation of the merger, or the Media Source board of directors or the special committee recommends or resolves to recommend another acquisition proposal; or

•	by the non-breaching party if the other party breaches any of its representations, warranties or covenants in the Merger Agreement.

•	What happens if the Merger Agreement is terminated prior to the completion of the merger? (See page 37)

      Generally, if the Merger Agreement is terminated, there will be no liability on the part of Media Source, or MSI or any of their affiliates, directors, officers, employers or stockholders. However, if the Merger Agreement is terminated because the special committee or the board of directors withdraws or modifies its approval or recommendation in a manner adverse to MSI, or recommends another acquisition proposal, Media Source will pay to MSI an amount equal to the greater of (i) 10% of the amount by which the fair market value of the consideration that would be received by the public stockholders under the acquisition proposal exceeds $24.00 per share, or (ii) $100,000 and Media Source will reimburse MSI for its reasonable out-of-pocket expenses incurred with respect to the merger.

•	What will happen to the market for Media Source’s common stock after the merger? (See page 18)

      At the effective time of the merger, trading in Media Source’s common stock on the OTC Bulletin Board service maintained by Nasdaq will cease and there will no longer be a public market for Media Source’s common stock. Price quotations for Media Source’s common stock will no longer be available and the registration of Media Source’s common stock under the Securities Exchange Act of 1934, as amended, will be terminated.

•	What are the U.S. federal income tax consequences of the merger? (See page 28)

      The receipt of cash for shares of Media Source common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under applicable state, local, foreign or other tax laws. You will recognize gain or loss equal to the difference between $24.00 per share and your tax basis for the shares of common stock that you owned immediately before completion of the merger. For U.S. federal income tax purposes, this gain or loss generally will be a capital gain or loss if you held the shares of common stock as a capital asset.

      Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

•	When and where is the special meeting? (See page 21)

      The special meeting of Media Source stockholders will be held at 10:00 a.m. local time on                                                   , 2003, at 250 West Street, Columbus, Ohio.

•	Who can vote on the Merger Agreement? (See page 21)

      Holders of Media Source common stock at the close of business on                                                   , 2003, the record date for the special meeting, may vote in person or by proxy at the special meeting.

•	What vote is required to adopt and approve the Merger Agreement? (See page 22)

      The Merger Agreement must be adopted and approved by the affirmative vote of at least a majority of the outstanding shares of Media Source’s common stock. As of the record date for voting at the special meeting, Media Source had 323,776 shares of common stock outstanding. The merger is not subject to a vote of a majority of the unaffiliated stockholders. The members of the Davis Group have indicated that they intend to vote their shares of Media Source common stock in favor of the adoption and approval of the Merger Agreement. The Davis Group holds 216,424 shares of Media Source common stock, constituting approximately 66.84% of the total number of issued and outstanding shares. Consequently, the Davis Group owns enough shares to approve the merger even if no other stockholders vote in favor of the merger.

•	What do I need to do now? (See page 21)

      You should read this proxy statement carefully, including the appendices accompanying this proxy statement and the documents incorporated by reference into this proxy statement, and consider how the merger affects you. Then, please mark your vote on your proxy card and date, sign and mail it in the enclosed, postage paid return envelope as soon as possible so that your shares can be voted at the special meeting.

•	What happens if I do not return a proxy card? (See page 22)

      The failure to return your proxy card will have the same effect as voting against the Merger Agreement.

•	May I vote in person? (See page 22)

      Yes. You may attend the special meeting of Media Source stockholders and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy from the broker, bank or other nominee.

•	May I change my vote after I have mailed my signed proxy card? (See page 22)

      Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to the Secretary of Media Source at Media Source’s executive offices located at 5695 Avery Road, Dublin, Ohio 43016, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change those instructions.

•	If my shares are held in “street name” by my broker, will my broker vote my shares for me? (See page 22)

      No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the procedures provided to you by your broker.

•	Should I send in my stock certificates now? (See page 23)

      No. After the merger is completed, you will receive written instructions for exchanging your shares of Media Source common stock for a cash payment of $24.00 per share, without interest.

•	What rights do I have if I oppose the proposed merger? (See page 29)

      If you do not vote in favor of the proposed merger and you fully comply with the applicable provisions of Section 262 of the Delaware General Corporation Law, you may have the right to require Media

Source as the surviving corporation of the merger to purchase your shares of Media Source stock for cash at the fair value of those shares as determined in accordance with Delaware law.

•	Who can help answer my questions? (See page 43)

      The information provided above in question and answer format is for your convenience only and is merely a summary of the information contained in this proxy statement. You should carefully read this entire proxy statement, including the appendices, the documents incorporated by reference and the documents which accompany this Proxy Statement. If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Media Source, Inc.
5695 Avery Road
Dublin, Ohio 43016
Telephone: (614) 889-1143
Attn: Randall J. Asmo, Executive Vice President and Secretary

SPECIAL FACTORS

Background of the Merger

      Since mid-2002, S. Robert Davis had been concerned with the growth in the Company’s stock price. Although the stock price had risen from a low of under $5.00 per share as recently as January 2002 to a price above $15.00 per share for most of that year, Mr. Davis was becoming increasingly concerned that the Company’s shareholders might anticipate continued growth at the same rate but that such growth could not be sustained. Knowing that the economic situations of many of the Company’s customers, mainly schools, were such that library budgets were being drastically cut, Mr. Davis was not anticipating the Company being able to sustain the growth it had achieved from 2001 through 2002.

      At the same time, Mr. Davis was giving more serious thought to acquiring, with his family, exclusive control of the Company as a family-owned private company. Having recently been involved with a very similar transaction involving Casco International, Inc. and because he already controlled with his family such a significant portion of the Company’s stock, Mr. Davis came to realize that acquiring the Company through a merger would serve not only his goal of making the Company a family-owned business, but a also his goal of assisting the unaffiliated stockholders to realize value for their investments in the Company. Mr. Davis believed that through a merger transaction the unaffiliated stockholders could receive a cash premium for their shares at a price that would not be available in a third party acquisition at some later point in time. Mr. Davis is still of that belief regardless of the offer made by Stevens Financial Group, LLC (“Stevens”) at $30 per share shortly after the Davises offer. Mr. Davis does not believe that the Stevens offer is credible, but is instead an attempt to drive the price of the Davis Group’s offer higher.

      Based upon these factors, Mr. Davis retained counsel in late 2002 to advise him regarding a potential acquisition of Media Source by him and members of his family, the regulatory process that would be required for a “going private” transaction and possible structures for the transaction. His discussions with his counsel led him to conclude that a cash merger of Media Source with an entity owned by him and by his family members was the most desirable structure because it involved a single transaction that required approval by only a majority of Media Source’s outstanding shares and it also afforded Media Source’s unaffiliated stockholders dissenters’ rights under Delaware law if they believed the cash merger price did not represent fair value for their shares.

      In November 2002, Mr. Davis and his son, Charles R. Davis, sent a letter to the board of directors of the Company proposing to merge the Company with an acquisition entity owned by them and by other members of Mr. Davis’ immediate family. Under the terms of the proposal, each share of Media Source’s common stock, except for the shares owned by the Davis family, would be converted into the right to receive $22.50 per share in cash. Also, under the terms of the November 2002 offer, the then-unexercisable option for 100,000 shares of Media Source common stock held by Mr. Davis would survive the merger.

      On November 12, 2002, the board of directors of Media Source met to consider the Davis Group’s proposal. Because the Davises were controlling shareholders and members of the board of directors, the board resolved to appoint a special committee of the board, containing only independent directors, to consider the proposal. The board members other than the Davises are Randall J. Asmo, Brent A. Garland, Juan F. Sotos, M.D., and Rodney L. Taylor. Mr. Asmo was not considered for membership on the special committee because he is employed by Media Source and is also employed on a part-time basis by another company affiliated with the Davises. Messrs. Taylor and Garland, and Dr. Sotos, had no material financial, business or family relationship with the Davis Group, so the board determined that each was sufficiently independent of the Company and the Davis Group to serve as members of the special committee to evaluate the proposal and to make a recommendation to the board of directors what actions should be taken in response to the proposal. Accordingly, the board appointed Brent A. Garland, Juan F. Sotos, M.D., and Rodney L. Taylor to the special committee and appointed Mr. Taylor as its chairman. The board gave the special committee the authority to (i) review, evaluate and recommend to the board of directors what actions, if any, should be taken with respect to the Davis proposal, (ii) retain at the expense of the Company on terms satisfactory to the committee counsel and a financial advisor to assist it in its duties, (iii) consult with management of the Company to obtain financial and other information relevant to its duties, and (iv) make its own independent determination whether the proposal is in the best interests of the Company and its stockholders. The board did not give the committee authority to solicit other offers. The board also directed that the members of the committee be compensated at the rate of $6,000 for the members and $10,000 for the chairman, and that they be reimbursed any out-of-pocket expenses incurred in the performance of their duties. The board later increased the compensation to $15,000 for the Chairman of the committee and $10,000 for each of the other two members.

      The special committee contacted Commonwealth Business Advisory Group, Inc. (“Commonwealth”) and four other financial advisory firms regarding their interest in serving as a financial advisor to the special committee, and their ability to assess the fairness of the proposed transaction to the unaffiliated stockholders of Media Source, from a financial point of view. Representatives of the special committee reviewed the qualifications of the firms, and had several telephone interviews with them regarding the scope of their services and estimated fees. After reviewing and discussing this information, at a meeting held on December 20, 2002, the special committee unanimously selected Commonwealth to provide financial advisory services to the committee to assist it in evaluating the Davis Group’s proposal. Commonwealth agreed to render its opinion with respect to the fairness, from a financial point of view, to the unaffiliated stockholders of the consideration to be received in the proposed transaction, if Commonwealth could satisfy itself as to the fairness of that consideration. The special committee selected Commonwealth as its financial advisor based on the experience of its principals in performing business valuation services, its willingness to commence and complete its work promptly, and its fee arrangement, which the special committee considered to be fair and reasonable based on the dollar value of the proposed transaction. The special committee also retained Porter, Wright, Morris & Arthur LLP to serve as legal counsel to the committee.

      On January 13, 2003, the special committee received a letter from Danniel Stevens, CEO of Stevens Equity Holdings, a unit of Stevens, proposing to purchase all of the outstanding stock of Media Source at $30.00 per share, subject to a number of contingencies, including (i) the execution of a definitive agreement with Media Source and the Davises providing for the acquisition by Stevens of all of the outstanding stock of Media Source, (ii) the completion of due diligence to Stevens’ reasonable satisfaction, (iii) the availability of financing on terms acceptable to Stevens; (iv) approval of the transaction by the Company’s board of directors and stockholders; and (v) obtaining any necessary approvals from governmental authorities. Mr. Stevens requested a meeting with the special committee to discuss his proposal.

      On January 15, 2003, the Committee met to discuss the Stevens letter, agreed to meet with Mr. Stevens and directed counsel to contact Mr. Stevens to arrange a meeting. The Committee met with Mr. Stevens and his counsel on January 21, 2003, at which meeting Mr. Stevens presented his proposal and the basis for his opinion that the stock of the Company was worth at least $30 per share. Mr. Stevens stated that he based his conclusions regarding valuation on published compilations of data (such as price/earnings ratios) relating to other public companies, including companies in the publishing industry, as well as market data on companies that he had determined to be comparable to the Company, including Educational Development Corporation (Nasdaq: EDUC). He also stated that he had performed a discounted cash flow analysis of the Company. He informed the Committee that, based on his analysis of this information, he had concluded that the Company was worth in excess of $30 per share. In response to a request that he provide the Committee information concerning his valuation model and calculations he had employed, Mr. Stevens declined to do so, stating that his valuation model was proprietary. In response to questions from the Committee concerning his ability to finance the proposed transaction and the conditions outlined in his letter, Mr. Stevens stated that he was unwilling to give any firm assurances until he had the opportunity to perform further due diligence on the Company, and stated that he and his prospective sources of financing would need approximately 90 days to complete this process. Nonetheless, he stated that he was confident that financing could be obtained. When questioned concerning his proposed treatment of the outstanding 100,000 share stock option held by S. Robert Davis, Mr. Stevens stated that his proposal did not include compensation for the option or the purchase of the shares issuable on the exercise thereof, but stated that this would be a matter for negotiation with Mr. Davis. Mr. Stevens confirmed that he was not interested in any transaction that would not result in his group acquiring less than all of the outstanding shares of the Company, and that he recognized that of necessity such a transaction would require the cooperation and agreement of the Davises.

      Given the Davis Group’s ownership of over 65% of the Company’s outstanding common stock, the committee concluded that the transaction proposed by Stevens could not occur without the cooperation of the Davises. Accordingly, the Committee encouraged the Davises to meet with Mr. Stevens to discuss his proposal. On January 22, 2003, the Company issued a press release disclosing the Stevens proposal, pointing out that it did not address how Mr. Davis’ stock option would be treated, and stating that the Davises had indicated to the Company that they did not intend to negotiate with Stevens with respect to the sale of the shares of company stock owned by them and that they did not intend to enter into any agreement with Stevens.

      On January 29, 2003, the Company received an amended Schedule 13D filed by Robert Moton. Mr. Moton had previously filed a Schedule 13D disclosing the ownership of approximately 5.1% of Media Source’s outstanding shares. The amended Schedule 13D disclosed that Mr. Moton was being advised by Stevens that he and Stevens were acting as a “group,” and that Stevens had proposed to acquire all of the outstanding stock of the Company for $30 per share. On February 4, 2003, the Company received a separate Schedule 13D filed on behalf of Stevens.

      On January 31, 2003, the special committee met with Commonwealth to discuss the status of Commonwealth’s analysis of the fair market value of the Company’s shares. Mr. Kiesling of Commonwealth advised the committee that due to the small public float of the Company’s common stock and limited trading activity, the quoted trading price for the Company’s common stock was not a reliable indicator of value, and that due to Company’s small size and unique business model, there were no valid market comparables to use as a guide in valuation. Consequently, Mr. Kiesling advised the committee of his opinion that the Company’s operating income and cash flow were more reliable indicators of value. Moreover, he advised the Committee that for purposes of arriving at a per share valuation, Mr. Davis’ outstanding option to purchase 100,000 shares should be taken into account, since that option would become exercisable in May, 2003. Mr. Kiesling then presented a preliminary discounted cash flow analysis based upon information then available to him, which indicated a per share value ranging from between $21.97 per share and $24.51 per share, assuming exercise of the Davis option. Mr. Kiesling concluded his presentation by stating that his conclusions were preliminary, and that he would need to perform further analysis before arriving at a final conclusion as to the fairness of the Davis offer from a financial point of view.

      Based upon Commonwealth’s preliminary analysis, it appeared to the special committee that the Davis Group’s proposal would be close to the low end of a range of values that Commonwealth would likely determine to be fair. Consequently, Mr. Taylor met with S. Robert Davis in an effort to negotiate an increase in the offered price. Following that meeting, on February 5, 2003, Mr. Davis advised the Company that the Davis Group would increase its offer to purchase the shares of unaffiliated stockholders to $24.00 per share. The board did not discuss with Mr. Davis the options he currently holds.

      By letter dated February 19, 2003, Mr. Davis advised counsel to the special committee that he was unwilling to enter into negotiations with Stevens regarding the sale of the Davis Group’s shares, and reaffirmed the Davis Group’s revised offer to purchase the shares of unaffiliated stockholders for $24.00 per share.

      On February 26, 2003, counsel to the special committee sent a letter to Mr. Stevens advising him that in light of the Davis Group’s continued unwillingness to sell its shares and opposition to his proposal to acquire all of the outstanding shares of the Company, it would be futile for the special committee to further pursue his proposal, but nonetheless encouraged him to pursue the matter directly with the Davises and offered to assist in that process. Counsel also requested that Mr. Stevens provide the committee with any information available to him that would be relevant to valuation of the Company, as well as any information that would confirm his ability to finance a transaction in the event that the Davises changed their position regarding sale of their shares. Neither the committee nor its counsel received any response to this letter.

      On March 11, 2003, the committee again met with Commonwealth to discuss valuation issues. Mr. Kiesling reviewed with the committee a draft of his report analyzing the fairness of the Davis Group’s proposal from a financial point of view. He again discussed with the committee his view of valuation methodologies and factors appropriate to the evaluation of the Davis offer, and presented capitalized income and discounted cash flow analyses, with a proposed adjustment to reflect the value of Media Source’s non-operating assets and excess working capital. Mr. Kiesling advised the committee that his work was essentially complete, but that before finalizing his report he was awaiting further information from the Company and the filing of its annual report on Form 10-K for the year ended December 31, 2002.

      Following circulation of drafts and revisions of a proposed Merger Agreement among counsel for the company, the special committee and the Davis Group, a final draft was circulated by counsel to members of the special committee on March 27, 2003.

      On March 31, 2003, Commonwealth delivered to the committee its final report on its analysis of the fairness of the Davis offer from a financial point of view, concluding that the Davis offer was fair from a financial point of view, after giving effect to Mr. Davis’ exercise of his option to purchase an additional 100,000 shares. Commonwealth decided to give effect to the option because it would become exercisable prior to the time that shareholders would be requested to approve the Merger, was a contractual obligation of the Company, and was exercisable for a price far below the recent market price per share of the stock. Moreover, Commonwealth determined that any third party bidder would have to take the option into account in determining a price per share to be offered for the Company’s outstanding shares. Commonwealth did not review or assess the fairness of the May, 2000 transaction in which the option was granted.

      The special committee scheduled a meeting for April 15, 2003, to review with Commonwealth its March 31 report and to receive Commonwealth’s fairness opinion. However, on April 14, 2003, counsel to the committee received a letter from Mr. Stevens reiterating Steven’s offer to acquire all of the outstanding shares of Media Source for $30 per share, and purporting to provide data and analysis supporting a claim that the fair value of the company’s shares was at least $30 per share. Given these developments, the special committee cancelled its previously scheduled meeting and provided the Stevens letter to Commonwealth, requesting that Commonwealth review the analysis contained in the letter and report to the committee whether that analysis would cause Commonwealth to reach a different conclusion than expressed in its March 31 report.

      On April 18, 2003, Commonwealth delivered to the Committee a supplemental report, concluding that (i) the conclusions as to share value and range of share value contained in Mr. Stevens’ April 14 letter were not credible on their face, and (ii) that the application of the valuation methodologies contained in that letter were seriously flawed. Commonwealth reached this conclusion because the valuation methodologies described in the Stevens letter were based upon the application to the Company of earnings multiples and other financial ratios derived entirely from an analysis of two purportedly comparable public companies, and from industry aggregates that, in Commonwealth’s opinion, were not valid comparables to the Company, because of the vast differences in the revenues, capital structure, business mix, management depth, public float and stock trading volume between the benchmark companies and the Company. See “Summary of the Financial Advisor’s Fairness Analysis — Comparable Publicly Traded Stocks.” Commonwealth also observed that Mr. Stevens’ analysis failed to take into account any company-specific factors in reaching his conclusions on valuation.

      On April 21, 2003, the special committee met with Commonwealth to review the March 31 report, as supplemented by the April 18 report. Following discussion of Commonwealth’s analysis as contained in the reports, Commonwealth delivered to the committee its opinion that the transaction proposed by the Davis Group was fair from a financial point of view, after giving effect to Mr. Davis’ exercise of his option to purchase an additional 100,000 shares. The committee also discussed with counsel the final draft of the Merger Agreement that had been proposed by the Davis Group. Thereafter, the committee unanimously determined that the proposed transaction, on the terms presented to the committee for review, including without limitation the cash consideration, were fair to Media Source and the stockholders unaffiliated with the Davis Group, and recommended to the Board of Directors that the proposed transaction be approved, and submitted to the stockholders of Media Source for their approval. Based upon the recommendation of the special committee, the board approved the transaction and the Agreement. S. Robert Davis, Charles R. Davis and Randall J. Asmo abstained from voting.

      On May 22, 2003, the board held a telephonic meeting to approve modifications to the Merger Agreement to correct typographical errors and provisions erroneously included in a draft circulated to the board before the April 21, 2003 board meeting. These corrections included:

•	correcting erroneous share number references and a percentage;

•	allowing Media Source to appoint an Exchange Agent other than Continental Stock Transfer and Trust Company if it so desires; and

•	deleting an erroneous reference included in the conditions to the obligations of Media Source to consummate the merger that all outstanding options be canceled and adding as a condition that Media Source shall have received all documents it may reasonably request relating to the authority of MSI to enter into the Merger Agreement.

Determinations and Recommendations of the Special Committee and the Media Source Board of Directors; Fairness of the Merger

      The special committee unanimously adopted Commonwealth’s analysis and findings. In doing so, the special committee noted that Commonwealth assumed that S. Robert Davis would exercise his option to purchase 100,000 Media Source shares. The committee was aware that the Merger Agreement provides that the option will not be exercised but believed that Commonwealth’s assumption that it would be exercised was reasonable and appropriate because Mr. Davis had no intention of exercising his option if the Davis Group acquires the company since its exercise would result in a substantial tax cost to Mr. Davis without any additional benefit to him. Accordingly, the special committee determined that the terms of the merger, the Merger Agreement and the transactions contemplated thereby were fair to Media Source’s unaffiliated stockholders and unanimously recommended to the Media Source board that the merger, the Merger Agreement and the transactions contemplated thereby be considered by the Media Source board for its approval and adoption. Following its receipt of the special committee’s determination, Commonwealth’s analysis and findings were adopted by the Media Source board, and the Media Source board resolved that the terms of the merger, the Merger Agreement and the transactions contemplated thereby are advisable and fair to Media Source’s unaffiliated stockholders and determined to approve and adopt the merger, the Merger Agreement and the transactions contemplated thereby. The board also approved the transfer by the members of the Davis Group of their Media Source common stock to MSI. S. Robert Davis, Charles R. Davis and Randall J. Asmo abstained from voting. Accordingly, the board of directors recommends that the Media Source stockholders vote FOR approval of the merger, the Merger Agreement and the transactions contemplated thereby at the special meeting.

      Both the board of directors and the special committee recognized that Commonwealth’s determination that the per share price offered by the Davises was fair assumed for purposes of analysis the exercise of the 100,000 share option held by S. Robert Davis. Both the board and the committee determined that this was appropriate, since the option would become exercisable prior to the time that shareholders would be requested to approve the Merger, was a contractual obligation of the Company, and was exercisable for a price far below the recent market price per share of the stock. Moreover, both the board and the committee recognized that any third party bidder would have to take the option into account in determining a price per share to be offered for the Company’s outstanding shares. In the process of making these determinations, neither the committee nor the board attempted to assess the fairness of the May, 2000 transaction in which the option was granted.

      Given the opinion of Commonwealth that book value and liquidation value were not appropriate measures of value for a going concern such as the Company (as these values were below going concern value), the committee did not consider either measure in determining that the price per share offered by the Davises was fair from a financial point of view.

     Positive Factors in the Determination:

•	The increase in the price per share to $24, which represents an increase of approximately 7% from the $22.50 per share price initially offered by the Davises.

•	The price of $24 per share represents a about a 20% premium over the closing sale price of the Media Source common stock on November 12, 2002, the last trading day prior to Media Source’s press release announcing the Davises initial offer of $22.50 per share, and represents a premium of approximately 75% above the average closing bid price for the four week period preceding the announcement.

•	The special committee’s and Media Source’s board’s capability to assess the fairness of the merger consideration and the merger transaction based on their familiarity with, and presentations by Commonwealth regarding the business, operations, properties and assets, financial condition, competitive position, business strategy and prospects of Media Source (as well as the risks involved in achieving those prospects), and the current environment in which Media Source competes, and current industry, economic and market conditions, both on a historical and an ongoing basis.

•	The advice received from independent legal counsel and from an independent financial advisor with respect to the merger and the ability to negotiate an increase of about 7% in the price originally offered by the Davises.

•	The presentations made by Commonwealth at special committee meetings.

•	The opinion delivered by Commonwealth, delivered on April 21, 2003, that, as of such date, the merger consideration to be received by the Media Source stockholders pursuant to the merger was fair to Media Source’s unaffiliated stockholders from a financial point of view. The special committee and the board relied on the financial analysis of Commonwealth, which, as a whole, led the special committee and the board to conclude that the consideration offered to unaffiliated stockholders constitutes fair value.

•	The fact that the merger consideration is cash, which provides certainty of value to the stockholders.

•	Because of substantial net loss carry forwards (approximately $14 million at December 31, 2002), which under the Internal Revenue Code would not be available if any purchaser other than the Davis Group were to acquire Media Source, in the opinion of the special committee and the board, notwithstanding the Stevens offer, it would be unlikely that a credible strategic or financial buyer would be willing to pay a price for the Media Source shares or its assets that in present value terms would be as high as $24 per share. The committee did not believe that the Stevens offer was credible because Stevens failed, after being asked by the committee, to provide bank references or any evidence of its ability to finance the acquisition, Stevens failed to meet with the Davises to discuss their offer, and because Commonwealth advised the committee that the valuation methodologies used by Stevens were seriously flawed.

•	The agreement of the special committee and the board with the valuation methods used by Commonwealth and the range of values of between $20.88 and $24.32 per share.

•	The absence of what the committee and the board believes are credible offers from any interested buyers during the several month period from the date the Davises offer was announced and the date of this Proxy Statement. Despite wide publication of the terms of the merger, other than the highly conditional Stevens proposal (which because of its terms could not result in a completed transaction and which lacked any credible evidence of an ability to finance it) neither Media Source nor any member of the Media Source board received any proposals or indications of interest from any other prospective purchaser. The terms of the Merger Agreement permit Media Source to consider competing offers and to negotiate with other interested parties and permits the special committee and the Media Source board to recommend another acquisition proposal if Media Source pays MSI a termination fee equal to the greater of 10% of the amount by which the fair market value of the merger consideration that would be received by the unaffiliated stockholders under the acquisition proposal exceeds $24 per share, or $100,000, plus reimbursement of reasonable expenses.

•	The belief of the special committee and the board that the 26% growth in revenues and 82% growth in operating income experienced by Media Source in 2002 cannot be sustained, and that if the Merger is not consummated, the price received by the Media Source stockholders in the open market or a future transaction might be less than $24 per share. Increased marketing efforts in 2002 resulted in higher revenues, while operating efficiencies (especially the move to a smaller facility in 2000) provided higher operating income over the previous years. Attraction of new customers and retention of existing customers is becoming increasingly difficult and increasing staffing to support ongoing operations at current levels will result in higher operating costs. Based in part upon management’s projections and Commonwealth’s assessment of Media Source’s competitive position and the likelihood of increased operating costs over present levels, the committee and the board concluded that the 5.5% projected annual growth in operating income assumed in Commonwealth’s analysis represented a more likely estimate of future performance levels.

     Negative Factors in the Determination:

•	The fact that the unaffiliated stockholders would not have the opportunity to participate in the potential long-term success of Media Source.

•	The fact that the merger is not conditioned upon approval by a majority of the stockholders who are unaffiliated with the Davis Group. Although the committee, through counsel, requested such a condition, the Davis Group did not agree. The committee nonetheless determined the transaction was fair even though it was not conditioned upon approval by a majority of the stockholders who are unaffiliated with the Davis Group because:

•	the committee was advised by its legal counsel that the Delaware statutes and case law do not impose such a “majority of the minority” condition in such transactions;

•	the absence of what the committee believes are credible offers from any interested buyers during the several month period from the date the Davises offer was announced and the date of this Proxy Statement despite wide publication of the terms of the merger; and,

•	the terms of the Merger Agreement permit Media Source to consider competing offers and to negotiate with other interested parties and permits the special committee and the Media Source board to recommend another acquisition proposal if Media Source pays MSI what the committee believes to be a reasonable termination fee.

•	The lack of a market survey, because the Davises, who own more than a majority of the outstanding common stock indicated that they are not interested in selling their shares. The committee determined that a market survey would be futile, given the position communicated by the Davises, but nonetheless determined that the analysis and opinion of Commonwealth was a sufficient basis for determining that the price offered by the Davises was fair.

      The foregoing discussion of the factors considered by the special committee and the Media Source board is not intended to be exhaustive. In determining whether the terms of the merger, the Merger Agreement and the transactions contemplated thereby were fair to Media Source’s unaffiliated stockholders, the Media Source board and the special committee determined that, because of the factors described above and because the Media Source unaffiliated stockholders have appraisal rights under Delaware law, the transaction is procedurally fair without a requirement that it be approved by Media Source’s unaffiliated stockholders. In view of the variety of factors considered in connection with their evaluation of the merger, the Merger Agreement and the transactions contemplated thereby, the special committee and the Media Source board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective determinations. The special committee and the Media Source board considered all the factors as a whole in reaching their respective determinations. In addition, individual members of the special committee and the Media Source board may have given different weights to different factors.

Summary of the Financial Advisor’s Fairness Analysis

      On April 21, 2003 Commonwealth rendered its oral and written opinion to the special committee and to the board that, as of such date the consideration to be received by the unaffiliated stockholders of Media Source in the merger was fair from a financial point of view to the unaffiliated public stockholders of Media Source. No limitations were imposed by the special committee on the scope of Commonwealth’s investigation or the procedures to be followed by it in rendering its opinion. Commonwealth did not determine the form or amount of consideration to be offered to stockholders in the merger which was agreed to as a result of negotiations between the special committee and the Davis Group.

      Commonwealth is principally engaged in the valuation of businesses and business interests, including both privately-held and publicly-traded companies, for all purposes, including mergers and acquisitions, divestitures, fairness opinions for transactions by public companies, gift and estate taxes, Employee Stock Ownership Plans, recapitalizations, dissolutions, and other objectives. Mr. David Kiesling, Commonwealth’s principal, has a background in public accounting and over fifteen years’ experience in the valuation analysis of publicly- and privately-held business interests for all of these purposes. Commonwealth’s business activity is predominantly with business enterprises having $10 million to $100 million in annual revenues.

      The full text of Commonwealth’s written opinion to the special committee and to the board of directors which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion is attached to this Proxy Statement as Appendix C and is incorporated in this Proxy Statement by reference. The following summary of Commonwealth’s opinion is qualified in its entirety by reference to the full text of such opinion. Commonwealth’s opinion is directed only to the fairness of the consideration to be received by the unaffiliated stockholders of Media Source in the merger from a financial point of view, has been provided for the use of the special committee and the board in their evaluation of the merger, and does not address any other aspect of the merger.

      In arriving at its determination of the fairness from a financial point of view of the cash price per share offered by the Davis Group, Commonwealth completed a number of traditional valuation analyses and qualitative judgments that it deemed to be relevant. However, Commonwealth advised the special committee and the Media Source board that certain traditional valuation analyses were not likely to be definitive or be directly relevant for a variety of reasons including the small size of the company, the limited public float and sporadic trading in its stock, and the lack of clear comparability of Media Source to other companies. Finally, Commonwealth advised the special committee and the board that its determination of fairness was not based on the possibility of the unaffiliated stockholders gaining the maximum price theoretically or practically possible. Rather, its determination of fairness was based on consideration of the overall reasonableness of the price offered in the merger with reference to a variety of quantitative and qualitative factors and the time frame of the merger proposal and Commonwealth’s analyses.

      The preparation of a fairness opinion and the related analysis is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth below, without consideration of the analysis as a whole, could create an incomplete view of the processes underlying the determination of fairness. The highlights of Commonwealth’s analysis and observations with respect to each of these areas are presented below.

      Approach. Commonwealth began its assignment with a due diligence process focusing on Media Source and its current industry setting. In doing so, Commonwealth:

•	Conducted interviews with key company personnel and outside professionals.

•	Performed detailed analysis of financial and operating data.

•	Visited the company’s main office and warehousing facilities in Plain City, Ohio.

•	Reviewed publicly-available data to search for corporations engaged in businesses or markets having characteristics investors would assess as similar to the company’s.

      In performing its analysis, Commonwealth considered, among other things, the following factors:

•	The nature of the business and the history of the enterprise since its inception. Commonwealth noted that:

•	The customers of Media Source are predominantly public libraries and private and public school libraries;

•	Media Source is a relatively small distributor, but it is able to obtain favorable pricing from publishers by committing to a relatively large block purchase in advance of publication without the right to return those books, and many of its customers pay for their subscriptions in advance, thus providing a low-cost source of financing;

•	Estimating book purchases, which must be done well in advance of receiving customer subscriptions, is a major business risk for Media Source. If too few books are purchased, the incremental purchase prices are much higher, significantly eroding margins;

•	Book selection presents challenges to Media Source, since publishers of the most popular books have no incentive to sell those books to Media Source and advance book selection eliminates a portion of the potential market, as certain librarians would not consider subscribing to a selection service;

•	Subscriptions sold by Media Source, although only slightly over $100, frequently represent a significant budget item to a library or school and the present funding conditions of schools and public libraries frequently make discretionary book purchases extremely difficult;

•	Media Source is engaged in a highly competitive business. Even the publishers from which it purchases books have distribution arms that compete in its marketplace. All of its competitors possess greater financial and operating resources than it does;

•	Since concentrating on the book subscription business over the last three years, Media Source’s revenues increased from $4.3 million to $7.4 million, while operating income (before interest and income taxes) increased from $700,000 to $1.9 million. However management of Media Source does not believe that the past level of growth can be sustained;

•	While there appears to be the possibility of increased market penetration, continued growth in the revenue base will be dependent on external factors, such as general economic conditions and the state of school and library purchasing budgets, as well as the effectiveness of Media Source marketing activities;

•	Media Source has a net operating loss carry forward estimated at $14 million as of December 31, 2002 which is available to offset future taxable income, and expires during the years 2007 through 2020. An ownership change (as defined by the Internal Revenue Code), other than the transaction contemplated by the Merger Agreement, would eliminate the operating loss carry forward.

•	The economic outlook in general and the condition and outlook of the company’s industry.

•	The book value of the stock and the financial condition of the business.

•	The earnings capacity of the company.

•	The dividend-paying capacity of the company.

•	Whether or not the enterprise has goodwill or other intangible value.

•	Past sales of the stock, as well as the size of the block of stock to be valued.

•	The market price of stocks of corporations engaged in the same or a similar line of business having their stocks actively traded in a free and open market, either on an exchange or over the counter.

      In considering these factors, Commonwealth made the following observations:

•	School systems, the principal customers of the company, are and will continue to be under significant budgetary pressures and the general economy is not expected to experience substantial growth in the near future, both with negative implications for the company.

•	As a result of strong operating performance in the past three years, the company has cash in an approximate amount of $1.5 million in excess of what is required to support ongoing operations.

•	The company does not currently pay federal income taxes as a result of a significant deferred tax asset and net operating loss carryforward of approximately $14 million.

•	The carrying value of the company’s non-operating assets exceeds their cash-equivalent value, due to their high illiquidity.

•	Book value per share (calculated by Commonwealth at $15.16 per share, assuming exercise of the Davis option) is a poor indicator of fair market value of the company as a going concern since it is based on historical costs and doesn’t provide a reliable guide to the company’s fair market value.

•	Given the company’s markets, competitive conditions and other factors, over the next five years revenues and operating income are likely to grow at rate of approximately 5.5%.

      Comparable Publicly Traded Stocks. Commonwealth attempted to identify publicly traded companies that had industry, operating and size characteristics similar to Media Source, but its review disclosed no such companies. Other companies in the publishing industry were much larger than the company (many with sales in excess of $1 billion) and diverse, with revenues from children’s book sales to libraries being a minuscule portion of their operations.

      Commonwealth observed that the size of a business greatly affects its operating and financial characteristics, and that it is unreasonable to interpolate pricing or financial ratio data from billion dollar companies to a business that has less than $10 million in annual revenues.

      Educational Development Corporation (Nasdaq: EDUC), a company claimed by Stevens as an appropriate valuation benchmark, was specifically analyzed by Commonwealth as a possible comparable. EDUC is the sole U.S. distributor of a line of children’s books produced in the United Kingdom by Usborne Publishing Limited. There are two principal divisions: Home Business Division and Publishing Division. The Home Business Division, with annual revenues of $15 million, distributes books through independent representatives who hold book showings in individual homes (similar to Tupperware), and through book fairs and direct sales. This division also sells to school and public libraries. The Publishing Division, with annual revenues of $9 million, markets books directly to book stores, toy stores, specialty stores and other retail outlets. This company makes regular dividend distributions, amounting to over 10% of the trailing twelve months’ net income. Also, there has been a pattern of share repurchases, with over 1.3 million shares having been acquired over the last three years for $4 million.

      Commonwealth’s analysis disclosed that the only point of similarity between EDUC and Media Source is that both companies distribute books to libraries (although this is a very small element of EDUC’s business). EDUC is almost four times as large as Media Source, and has an entirely different business model. It is a captive distributor using pyramid marketing for most of its revenues. Commonwealth concluded that the differences between the companies far outweigh any similarities, thereby precluding use of EDUC as a benchmark for determining value of Media Source.

      Another potential comparable advanced by Stevens was Scholastic Corporation (Nasdaq: SCHL). With 2002 revenues of $1.9 billion, 7,200 full-time and 3,400 part-time employees, and operations in the US and 14 other countries, Scholastic publishes and distributes children’s books and classroom magazines, and provides multimedia services. This company sells directly to children and teachers in elementary and secondary schools through school book clubs, book fairs and library sales. There are over 39 million shares outstanding (including 1.6 million Class A voting shares, all owned by management), and over 30% of the shares are traded on a monthly basis.

      Commonwealth concluded that the only commonality between Scholastic and the Company is the circumstance that they both sell books to libraries (an extremely small portion of Scholastic’s business). There is no similarity whatsoever as to size, investment or operating characteristics, or business model, which led Commonwealth to conclude that Scholastic would not serve as a valid benchmark for determining Media Source’s value.

      Relevant Valuation Methods. Commonwealth concluded that only two of the traditional valuation methodologies were appropriate for valuing Media Source as a company: the capitalized income method and the discounted cash flow method. Commonwealth rejected book value or net asset value as a useful basis for valuation of the Company, since it provides little guidance in the valuation of a business as a going concern. Because Commonwealth was unable to identify a public company sufficiently comparable to Media Source, it did not attempt to value the Company based upon such comparables. Given Media Source’s small size and market capitalization, and low and sporadic trading volume, Commonwealth concluded that historical and current market prices of its shares were not reliable indicators of value.

     Capitalized Income Method

      Commonwealth first calculated a pro forma operating income of $1,475,000 for 2003, as the starting point to develop projected free cash flow for 2003. Free cash flow is defined as “net income adjusted for depreciation, property additions, debt principal or other capital debt payments, and net changes in working capital.” Commonwealth considered this level of performance to be the “most likely” outcome of various scenarios. Because of the availability of net operating loss carry forwards, no income tax provision was considered in determination of free cash flow. This analysis indicated a projected free cash flow of $1,195,000. Commonwealth then determined a required rate of return for an investment in this company, considering such factors as risk and growth, and from this analysis determined a capitalization rate of 6 times.

      This capitalization rate was derived as follows:

Risk-free cost of capital	2.18%
Equity premium	7.10
Small capitalization premium	5.73
Specific company factors	7.09

Required rate of return	22.10
Anticipated growth	(5.50)

Present required rate of return	16.60%

Capitalization rate (1/required rate of return, or 100/16.6%)	6.0	x

      The risk-free cost of capital was considered to be the current intermediate-term (five -year) Treasury securities rate. This rate was then further adjusted for the risk premiums applicable to equity securities over bonds and a small-company risk factor as derived from an annual study of capital markets and costs (“Stocks, Bonds, Bills and Inflation”) as conducted by Ibbotson and Associates. Specific company factors relate to business risks applicable to the company, including such factors as specific industry risk, key employee risk, and the extremely small size of this enterprise.

      This calculation provided a value from operations to a 100% equity position in this business of $7,170,000. This balance was increased for non-operating assets, including investments in real estate and partnerships totaling $900,000 (after an adjustment to consider lack of liquidity in these investments), estimated excess working capital of $1,500,000, and pro forma option proceeds of $225,000 from the exercise of the 100,000 share common stock option held by S. Robert Davis. This calculation resulted in a total market value of invested capital of $9,795,000. Based on 423,776 pro forma outstanding shares (assuming exercise of the Davis option), this calculation resulted in a per-share value of $23.11.

      Commonwealth decided to give effect to the option because it would become exercisable prior to the time that shareholders would be requested to approve the Merger, was a contractual obligation of the Company, and was exercisable for a price far below the recent market price per share of the stock. Moreover, Commonwealth determined that any third party bidder would have to take the option into account in determining a price per share to be offered for the Company’s outstanding shares. Commonwealth did not review or assess the fairness of the May, 2000 transaction in which the option was granted.

     Discounted Cash Flow Method

      Use of a discounted cash flow analysis is a traditional valuation approach. This methodology is based on a projection of the subject company’s free cash flow for some specified time in the future, typically three to five years, and its terminal value, which is typically a multiple of the free cash flow achieved at the end year of the projection period employed. The latter measure estimates the present value of a future “exit value” of the ownership of the company.

      From the 2003 cash flow and earnings projection discussed above, Commonwealth developed a five-year free cash flow forecast. Under the “most likely” scenario, Commonwealth assumed that revenues would reach $10 million by the fifth year, and that expense relationships would be constant. Commonwealth also assumed that property additions would be equal to depreciation until the fifth year, when an additional $100,000 of property additions would be required to maintain the requisite operating levels. Because of the availability of net operating loss carry forwards, Commonwealth assumed that the Company would not be a tax payer during this projection period (and for a significant period beyond).

      Commonwealth applied the discount rate, or cost of capital, developed in the capitalization of income approach as outlined above (22% before considering expected growth) to the free cash flow projections.

      A residual, or terminal, value was also calculated as of the end of the projection period. Commonwealth assumed that there would be growth in free cash flow at the rate of a long-term inflation estimate (2.7%). The residual value is, therefore, a calculation of the present value of an investment which would produce 2007’s net income, adjusted for constant growth, in perpetuity. This value was determined by capitalizing 2007’s projected net income at 19.3% (the 22% discount rate used for the projection period less the compound growth in earnings of 2.7% over 2007’s projected performance); this value was then discounted to present value at 22%. While this approach somewhat overstates the residual value, as no tax effect was considered once the entire net operating loss has been utilized, the present value of this effect was considered to be immaterial for these purposes.

      The resulting discounted cash flow from operations was adjusted for non-operating assets as outlined above. This calculation provided a per share value of $22.42.

      To measure the sensitivity of the discount rate, or cost of capital, on this per-share analysis, Commonwealth varied the discount rate by two percentage points (200 basis points) from 22% and held all other factors constant. This analysis indicated that each 100 basis point change affected the share price by approximately one dollar:

           Discount rate of 20.0% $24.32 per share

           Discount rate of 24.0% $20.88 per share

      Commonwealth thus concluded that, given the foregoing analyses and other factors, a price of $24.00 per share for the shares of the unaffiliated stockholders was fair from a financial point of view.

      The foregoing summary is only a summary of the material analyses performed by Commonwealth. The preparation of a fairness opinion is a complex process. Commonwealth believes that its analyses must be considered as a whole, and that selecting portions of such analyses, or portions of the factors considered by it, without considering all analyses and factors would create an incomplete view of the evaluation processes underlying its opinion. Commonwealth did not attempt to assign specific weights to particular analyses. Any estimates contained in Commonwealth’s analyses were based on information provided by Media Source and its management and are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by the analyses. In addition, estimates of the values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold.

Purpose and Reasons of the Davis Group for the Merger

      The Davis Group is engaging in the Merger for the purpose of becoming the sole owners of Media Source as a private, family-owned company. The members of the Davis Group are doing so for the following reasons:

•	As a private company, Media Source will have greater operating flexibility to incur expenses, hire personnel, incur debt and seek to expand the company’s business with a view toward long-term value, which flexibility Media Source has not enjoyed as a result of the public market emphasis on short-term value;

•	Media Source, as a small public company not traded on a national exchange and with relatively low trading volume, has limited access to the public capital markets. Nor, however, does it have a need to access such public capital markets given its cash position and general financial condition;

•	Being required to disclose, through periodic reporting, certain financial information regarding its business and operations puts Media Source at a competitive disadvantage when compared to a privately-held company that is not required to disclose such information. Specifically, Media Source is required to disclose its gross margins, which puts the company at a competitive disadvantage relative to its privately-held competitors; and

•	As a private company, Media Source will not incur the continuing significant audit, legal and personnel costs and fees in order to maintain itself as a public company; nor will management be required to continue to devote the significant time required to comply with the company’s public reporting obligations. Particularly in light of the Sarbanes-Oxley Act of 2002 (“Sarbanes/Oxley”), Media Source expects that, if it is to continue as a public company, its costs to maintain itself as such will increase significantly. Recent changes required by the Sarbanes-Oxley Act of 2002 (a) have increased and will continue to increase the burdens on management with respect to public company compliance, (b) have increased the CEO’s and the CFO’s potential contingent liabilities for securities law compliance problems, and (c) will require that Media Source, if it continues as a public company, alter the composition of its board and its audit committee in ways that would not be required of a private company.

      The Davis Group did not consider other alternatives to the Merger, such as a sale of the company to a third party, as a means to enhance stockholder value. The Davis Group was interested in a transaction that enabled them to obtain control of Media Source as a private company. However, the Davis Group was aware that the proposed merger transaction and the cash price per share offered by them would be publicly announced, giving any interested third party an opportunity to discuss with the Davis Group or with Media Source a business combination transaction that might yield more than the $24.00 per share for Media Source’s unaffiliated stockholders. After the public announcement of the Davis Group’s offer, one third party offer was presented to the Special Committee by Stevens; however, that offer did not include an offer to purchase the option for 100,000 shares of Media Source’s common stock exercisable by S. Robert Davis for the cash price per share offered to all shareholders. As a result, the Davis Group believes that the third party offer is not a bona fide offer; rather an attempt by Stevens to drive the price of the Davis Group’s offer higher

      The Davis Group has structured the Merger in a manner that will enable the Davis Group to acquire all of the outstanding common stock of Media Source in a single transaction. This structure also allows any unaffiliated stockholder who does not believe that $24.00 per share is a fair price to exercise appraisal rights under Delaware law. The primary reasons for the Davis Group’s timing of the transaction are (i) their ability to use Media Source’s remaining net loss carry forwards which will allow them to pay a price greater than a buyer to which the net loss carry forwards will not be available, and (ii) the current ability of S. Robert Davis to obtain financing of the transaction supported by his personal guaranty.

Position of the Davis Group and MSI as to Fairness of the Merger

      Each member of the Davis Group has considered the analyses and findings of the Commonwealth, the special committee and the board with respect to the fairness of the merger to the unaffiliated stockholders. As of the date of this proxy statement, each member of the Davis Group and MSI adopts the analyses and findings of the special committee and the board with respect to the merger and believes that the merger is both procedurally and substantively fair to the unaffiliated stockholders. The members of the Davis Group are not making any recommendation as to how Media Source’s shareholders should vote on the Merger Agreement. The members of the Davis Group have financial interests in the merger that are different from the interests of the unaffiliated stockholders.

Purpose and Reasons of Media Source for the Merger and Structure of the Merger

      For Media Source, the purpose of the merger is to allow Media Source stockholders to realize the value of their investment in Media Source in cash at a price that represents a premium of approximately 20% over the market price of Media Source common stock before the public announcement of the initial offer by the Davis Group to take Media Source private by purchasing the outstanding shares of common stock held by unaffiliated stockholders at a price of $22.50 per share. The board of directors believes that, because of the limited liquidity of the shares of Media Source common stock and the undervaluation of the common stock in the public market, Media Source has not been able to realize fully the benefits of public company status. At the same time, the public company status has imposed a number of limitations on Media Source and its management in conducting Media Source’s operations. Accordingly, one of the purposes of the merger is to afford greater operating flexibility, allowing management to concentrate on long-term growth and to reduce its attention to the quarter-to-quarter performance often emphasized by the public markets. Further, the merger is intended to enable Media Source to use in its operations those funds that would otherwise be expended in complying with requirements applicable to public companies, including the costs of complying with Sarbanes/Oxley.

      The transaction has been structured as a cash merger in which MSI and Media Source as the surviving corporation will incur indebtedness to acquire all shares of Media Source common stock for cash, other than shares held by the Davis Group. Media Source’s purpose in submitting the merger to the vote of its stockholders with a favorable recommendation at this time is to allow the stockholders other than the Davis Group an opportunity to receive a cash payment at a fair price to provide a prompt and orderly transfer of ownership of Media Source to the Davis Group, and to provide the stockholders (other than the Davis Group) with cash for all of their shares of Media Source common stock.

EFFECTS OF THE MERGER

      Upon completion of the merger, Media Source will be a privately held corporation, wholly owned by MSI. The Davis Group will indirectly, through their ownership of MSI, own 100% of the outstanding shares of common stock in Media Source as the surviving corporation.

      The option held by S. Robert Davis to purchase 100,000 shares of Media Source common stock will survive the merger and will not be converted into shares of stock of Media Source as the surviving corporation unless and until exercised.

      As a result of the merger, there will be no public market for Media Source’s common stock, the shares will cease to be traded on the OTC Bulletin Board service, and price quotations of sales of shares of common stock in the public market will no longer be available. In addition, registration of the common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated. This termination will make most provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to Media Source. After the effective time of the merger, Media Source will no longer be required to file periodic reports with the Securities and Exchange Commission.

      At the effective time of the merger, S. Robert Davis and Charles R. Davis will become the directors of Media Source and the current officers of Media Source will be the officers of Media Source as the surviving corporation. At the effective time of the merger, Media Source’s current certificate of incorporation and bylaws will be the certificate of incorporation and bylaws of Media Source as the surviving corporation.

      It is expected that, following completion of the merger, the operations of Media Source will be conducted substantially as they are currently being conducted. Media Source, MSI, and the Davis Group do not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving Media Source’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, Media Source, MSI, and the Davis Group will continue to evaluate Media Source’s business and operations after the merger and may develop new plans and proposals that Media Source, MSI, and the Davis Group consider to be in the best interests of Media Source and its then current stockholders.

      Among the benefits to Media Source and its affiliates is the elimination of the expenses related to Media Source being a publicly-traded company and filing periodic reports under the Exchange Act. Those expenses aggregate, on an annual basis, between about $100,000 and $125,000 and are expected to increase significantly due to enactment of Sarbanes/Oxley. A benefit to the Davis Group is that future earnings and growth of Media Source will be solely for their benefit and not for the benefit of the current public stockholders of Media Source who are not part of the Davis Group. The detriments to Media Source and the Davis Group are the lack of liquidity for the common stock of Media Source following the merger and the payment of almost $3 million to fund the merger. An additional detriment to S. Robert Davis and Charles R. Davis, who are members of the Davis Group, is the risk created by the requirement that they personally guarantee the $3 million debt to fund the merger.

      The benefit to unaffiliated holders of Media Source common stock is the right to receive $24.00 per share for their shares of Media Source common stock. The detriments are that such shareholders will cease to participate in future earnings and growth, if any, of Media Source and that the receipt of the payment for their shares will be a taxable transaction for federal income tax purposes. Each stockholder’s gain or loss per share will be equal to the difference between $24.00 and the stockholder’s stock basis per share in the Media Source common stock. If a stockholder holds Media Source common stock as a capital asset, the gain or loss from the exchange will be a capital gain or loss. The gain or loss will be long term if the stockholder’s holding period is more than one year. See “Federal Income Tax Considerations.”

      The following table sets forth for each member of the Davis Group, his or her interest in the net book value and net income of Media Source, based upon the percentage of his or her ownership of Media Source’s outstanding common stock as of May 23, 2003:

	Ownership	Net Book	Net	Net
	Percentage	Value(1)	Income(2)	Income(3)

S. Robert Davis	53.51%	$3,542,576	$319,937	$1,281,680
Charles R. Davis	12.03%	796,434	71,928	288,144
Melissa L. Davis	*	25,820	2,332	9,341
Laura D. Byrne	*	39,722	3,587	14,371
Laura D. and Thomas Byrne	*	16,551	1,495	5,988
Laura D. and Thomas Byrne as custodians for their three minor children	*	3,972	359	1,437

*	Less than one percent.

(1)	Based on Media Source’s stockholders’ equity as of March 31, 2003 (unaudited).

(2)	Based on Media Source’s net income for the quarter ended March 31, 2003 (unaudited).

(3)	Based on Media Source’s comprehensive net income for the year ended December 31, 2002.

      The following table sets forth for each member of the Davis Group, his or her interest in the net book value and net income of Media Source after the merger, based upon the percentage of his or her expected ownership of capital stock of Media Source as the surviving corporation:

	Ownership	Net Book	Net	Net
	Percentage	Value(1)	Income(2)	Income(3)

S. Robert Davis	80.0%	$5,296,319	$478,322	$1,916,173
Charles R. Davis	18.0%	1,191,672	107,622	431,139
Melissa L. Davis	0.6%	39,722	3,587	14,371
Laura D. Byrne	0.9%	59,584	5,381	21,557
Laura and Thomas Byrne	0.4%	26,482	2,392	9,581
Laura and Thomas Byrne, as custodians for their minor children	0.1%	6,620	598	2,395

(1)	Based on Media Source’s stockholders’ equity as of March 31, 2003 (unaudited).

(2)	Based on Media Source’s net income for the quarter ended March 31, 2003 (unaudited).

(3)	Based on Media Source’s net income for the year ended December 31, 2002.

HISTORICAL PER SHARE INFORMATION

      The cash merger consideration the unaffiliated stockholders will receive in the merger is $24.00 per share. The following table sets forth certain per share information about Media Source for the five-year period ending December 31, 2002:

Per Share Information(1)	2002	2001	2000	1999	1998

Book value	$14.67	$9.51	$7.16	$2.36	$3.73
Tangible book value	$10.52	$5.38	$2.26	$(2.72)	$(1.49)
Cash dividends	0.00	0.00	0.00	0.00	0.00
Income (loss)	$5.94	$3.30	$4.70	$(1.34)	$(12.12)

(1)	On a fully-diluted basis.

CERTAIN FORWARD-LOOKING INFORMATION

      The following cautionary statement identifies important factors that could cause Media Source’s actual results to differ materially from those projected in forward-looking statements included in this proxy statement, including statements incorporated by reference into this proxy statement. Except for the historical information, the matters discussed in this proxy statement may be deemed forward-looking statements. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “plan,” “project,” or other statements concerning Media Source’s opinions or judgment about future events. Factors which could cause actual results to differ from expectations include, among other things, other facts described in reports filed by Media Source with the Securities and Exchange Commission.

GENERAL INFORMATION ABOUT THE SPECIAL MEETING

Proxy Solicitation

      This proxy statement is being furnished to Media Source stockholders as part of the solicitation of proxies by the Media Source board of directors for use at the special meeting of stockholders to be held at 250 West Street, Columbus, Ohio, on                                                   , 2003, beginning at 10:00 a.m. local time, and at any adjournments or postponements thereof. This proxy statement is accompanied by a form of proxy for use at the special meeting.

Matters to be Considered at the Special Meeting

      At the special meeting, the stockholders will be asked to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of April 21, 2003, among Media Source and MSI , pursuant to which MSI will be merged with and into Media Source, with Media Source being the surviving corporation. At the effective time of the merger, each share of common stock of Media Source issued and outstanding immediately prior to the filing of a certificate of merger with the Secretary of State of the States of Delaware and Ohio will be converted into the right to receive $24.00 in cash, without interest, except for:

•	shares of Media Source common stock held by MSI, which will be canceled without payment;

•	shares for which appraisal rights have been perfected properly under Section 262 of the Delaware General Corporation Law, which will be entitled to receive the consideration provided for by the Delaware General Corporation Law; and

•	shares held by Media Source in treasury, which will be canceled without payment.

      Like all other Media Source stockholders, members of management (other than the Davis Group) and the board of directors will be entitled to receive $24.00 per share in cash for each of their shares of Media Source common stock held by them at the time of the merger. The option held by S. Robert Davis to purchase 100,000 shares of Media Source common stock will survive the merger and will not be converted into shares of stock of Media Source as the surviving corporation unless and until exercised.

      Immediately prior to the merger, the Davis Group will contribute substantially all of their shares of Media Source common stock to MSI in exchange for shares of common stock of MSI.

      Media Source does not expect a vote to be taken at the special meeting on any matter other than the proposal to adopt and approve the Merger Agreement. However, if any other matters are properly presented at the special meeting for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Voting Information

      Only holders of record of common stock at the close of business on                                                   , 2003 will be entitled to notice of and to vote at the special meeting. At the close of business on                                                   , 2003, there were outstanding and entitled to vote 323,776 shares of Media Source common stock.

      A list of the Media Source stockholders will be available for review at Media Source’s executive offices during regular business hours for a period of 10 days before the special meeting and at the special meeting. Each holder of record of common stock on the record date will be entitled to one vote for each share held.

      All votes will be tabulated by the inspector of elections appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the adoption and approval of non-routine matters, such as the Merger Agreement. Proxies submitted without a vote by the brokers on these matters are referred to as “broker non-votes.” Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

      The affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the special meeting is required to adopt and approve the Merger Agreement. The members of the Davis Group have indicated that they intend to vote all of the shares of Media Source common stock held by them, aggregating 216,424 shares, for adoption and approval of the Merger Agreement. The shares of Media Source common stock held by the Davis Group constituted approximately 66.84% of the total number of shares outstanding on the record date. The stockholders other than the Davis Group held 107,351 shares of Media Source common stock as of the record date.

      Because the affirmative vote of a majority of all outstanding shares of Media Source common stock is required in order to approve the Merger Agreement, abstentions and broker non-votes will have the same effect as votes against adoption and approval of the Merger Agreement.

      With the exception of broker non-votes, the treatment of which is discussed above, each share of Media Source common stock represented by a proxy properly executed and received by Media Source in time to be voted at the special meeting and not revoked will be voted in accordance with the instructions indicated on such proxy and, if no instructions are indicated, will be voted “FOR” the proposal to adopt and approve the Merger Agreement and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the meeting or any adjournments thereof.

Quorum

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Media Source common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

Proxies; Revocation

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Media Source at Media Source’s executive offices located at 5695 Avery Road, Dublin, Ohio 43016, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain a proxy from the record holder.

Expenses of Proxy Solicitation

      Media Source will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others for forwarding to these beneficial owners. Media Source may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Media Source. No additional compensation will be paid to directors, officers or other regular employees for their services.

Appraisal Rights

      Stockholders who do not vote in favor of adoption and approval of the merger agreement, and who otherwise comply with the applicable statutory procedures of the Delaware General Corporation Law summarized elsewhere in this proxy statement, will be entitled to seek appraisal of the value of their Media Source common stock as set forth in Section 262 of the Delaware General Corporation Law. See “Appraisal Rights.”

      PLEASE DO NOT SEND IN STOCK CERTIFICATES AT THIS TIME. IN THE EVENT THE MERGER IS COMPLETED, MEDIA SOURCE WILL DISTRIBUTE INSTRUCTIONS REGARDING THE PROCEDURES FOR EXCHANGING MEDIA SOURCE STOCK CERTIFICATES FOR THE $24.00 PER SHARE CASH PAYMENT.

THE PARTICIPANTS

Media Source, Inc.

      Media Source was formed as an Ohio corporation in 1980, and in October, 1994, it reincorporated under the laws of the State of Delaware. The operations of the Company are principally through its wholly-owned subsidiary, MT Library Services, Inc. (“MTLS”), a Florida corporation which, under name the Junior Library Guild (“JLG”), distributes children’s literature throughout the United States, primarily through subscription services. The Company also operates Oxford Resources, Inc., a wholly-owned subsidiary, which sells children’s books to the public as well as to the school and library market.

      A more detailed description of Media Source’s business is contained in Media Source’s most recent annual report on Form 10-K, which is incorporated by reference into and accompanies this proxy statement. See also “Where Stockholders Can Find More Information.”

      Information about the directors and executive officers of Media Source is set forth in Appendix D to this proxy statement. Media Source’s address and telephone number are 5695 Avery Road, Dublin, Ohio 43016, (614) 889-1143.

MSI Merger Corp.

      MSI is a newly-formed Ohio corporation organized at the direction of S. Robert Davis, the Chairman of the Board, President and a stockholder of Media Source, and Charles R. Davis, a director and stockholder of Media Source. MSI does not currently have, nor will it have after the Merger, any operations. The Davis Group will own all of the equity of MSI immediately following the Merger. Information about the directors and executive officers of MSI is set forth in Appendix D to this Proxy Statement. MSI’s address and telephone number are: 5695 Avery Road, Dublin, Ohio 43016, (614) 889-1143.

The Davis Group

      Immediately prior to the merger, S. Robert Davis and Melissa L. Davis, his wife, Charles R. Davis, and Laura D. Byrne and Thomas Byrne, her husband (on their own behalf and as custodians for their three minor children) will contribute their shares of Media Source common stock to MSI in exchange for shares of common stock of MSI. Immediately following the merger, the Davis Group will hold, indirectly through their ownership of MSI, all of the outstanding shares of common stock of Media Source as the surviving corporation. The Davis Group has interests that are different from, or in addition to, your interests as a Media Source stockholder generally. See “Interests of the Directors, Executive Officers and the Davis Group in the Merger.” Information about the Davis Group is set forth in Appendix D to this proxy statement.

RISKS THAT THE MERGER WILL NOT BE COMPLETED

      Completion of the merger is subject to various risks, including, but not limited to, the following:

•	that MSI will not secure the financing necessary to complete the merger on the terms and conditions set forth in the financing commitment, as further described in “— Merger Financing”;

•	that Media Source or MSI will not have performed in all material respects their respective obligations contained in the Merger Agreement before the effective time of the merger;

•	that the representations and warranties made by Media Source or MSI in the Merger Agreement will not be true and correct at the closing date of the merger; and

•	that there may be litigation that could prevent the merger, cause the merger to be rescinded following completion of the merger or that could have a material adverse effect on Media Source.

      As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained. It is expected that, if Media Source stockholders do not adopt and approve the Merger Agreement or if the merger is not completed for any other reason, the current management of Media Source, under the direction of the board of directors, will continue to manage Media Source as an ongoing business.

INTERESTS OF THE DIRECTORS, EXECUTIVE OFFICERS AND

THE DAVIS GROUP IN THE MERGER

      In considering the recommendation of the board of directors, Media Source stockholders should be aware that:

•	immediately following the merger, current executive officers of Media Source, including the Davises will continue to serve in their respective roles as directors or employees of Media Source; and

•	the Davis Group has interests different from Media Source stockholders generally since MSI will own all of the outstanding shares of Media Source following the merger.

      As a result of the potential conflicts of interest, the board of directors appointed the special committee, consisting of three independent directors who are not officers or employees of Media Source and who have no financial interest in the merger different from Media Source stockholders generally. The special committee was appointed to evaluate, negotiate and recommend the merger agreement and to evaluate whether the merger is in the best interests of Media Source’s unaffiliated stockholders. The special committee was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the board of directors that the merger agreement and the merger be adopted and approved.

      The board of directors determined that each member of the special committee would receive $10,000, regardless of whether any proposed transaction was entered into or completed. The board of directors also determined that Rodney L. Taylor, chairman of the special committee, would receive an additional $5,000 fee for his time spent in connection with the performance of his responsibilities and duties as chairman of the special committee. See also, “Merger Consideration to be Received by the Davis Group.”

Directors of Media Source

      The directors of Media Source, other than the Davis Group, who own Media Source common stock will receive payment from Media Source of $24.00 per share in the merger. See also, “Merger Consideration to be Received by the Davis Group.”

Executive Officers of Media Source and Executive Officers and Directors of the Surviving Corporation

      Under the terms of the Merger Agreement, it is expected that, in general, the current management of Media Source will remain the management of Media Source as the surviving corporation. The executive officers of Media Source that are expected to remain officers of Media Source following completion of the merger are S. Robert Davis, Randall J. Asmo and Donald Hollenack, each of whom are current executive officers of Media Source. Mr. Asmo will receive payment in the merger for the Media Source shares held by him. Only S. Robert Davis and Charles R. Davis will be directors of Media Source after the merger.

Merger Consideration to be Received by the Davis Group

      The Davis Group will be contributing to MSI all of their shares of Media Source common stock. Accordingly, they will not receive $24.00 per share for those shares.

Continuing Equity Interests of the Davis Group

      Immediately prior to the effective time of the merger, each share of Media Source common stock held by the Davis Group will be contributed to MSI in exchange for shares of common stock of MSI. The ownership of shares of common stock of MSI immediately following the merger will be as follows:

S. Robert Davis	1,200.8
Charles R. Davis	270.0
Melissa L. Davis	8.7
Laura D. Byrne	13.5
Laura D. and Thomas Byrne	5.6
Laura D. and Thomas Byrne as custodians for their three minor children	1.4

INDEMNIFICATION

      Article VI of Media Source’s certificate of incorporation, as amended (the “Certificate”), eliminates the personal liability of Media Source’s directors to Media Source or its stockholders for monetary damages for breaches of their fiduciary duty (subject to certain exceptions, such as breaches of the duty of loyalty to Media Source or its stockholders). Article X of Media Source’s bylaws includes provisions for indemnification of Media Source’s officers and directors to the extent authorized by the General Corporation Law of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in non-derivative actions, suits or proceedings if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, as determined in accordance with the Delaware General Corporation Law. Section 145 also provides that a corporation has the power to indemnify directors, officers, employees or agents against such expenses incurred by the person in connection with the defense or settlement of derivative actions or suits actually and reasonably incurred by the person if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

      Media Source has entered into indemnification agreements with all of its directors and executive officers. The indemnification agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Media Source’s Certificate. The indemnification agreements may require Media Source, among other things, to indemnify such directors and executive officers against certain liabilities that may arise by reason of their status as directors and executive officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities under the Securities Act may be provided to officers, directors or persons controlling Media Source, Media Source has been informed that in the opinion of the Commission, such indemnification is against public policy and is therefore unenforceable.

CERTAIN RISKS IN THE EVENT OF BANKRUPTCY

      If Media Source is insolvent at the effective time of the merger or becomes insolvent as a result of the merger, the transfer of funds representing the $24.00 per share price payable to stockholders upon completion of the merger may be deemed to be a “fraudulent conveyance” under applicable law, and therefore may be subject to claims of creditors of Media Source. If such a claim is asserted by the creditors of Media Source after the merger, there is a risk that persons who were stockholders at the effective time of the merger will be ordered by a court to return to Media Source’s trustee in bankruptcy all or a portion of the $24.00 per share in cash they received upon the completion of the merger. Management of Media Source has no reason to believe that Media Source and its subsidiaries, on a consolidated basis, will be insolvent immediately after giving effect to the merger.

MERGER FINANCING

      It is estimated that approximately $3 million will be required to complete the merger and pay related fees and expenses. See “Estimated Fees and Expenses of the Merger.” This sum will be provided by a new

$3 million loan that will be used to finance the Merger (the “Loan”). The lender under the Loan is The Huntington National Bank.

      The Loan will bear variable interest equal to the daily floating LIBO rate plus 250 basis points, but Media Source will have the option paying a fixed rate of interest through an interest rate swap.

      The Loan will be cross-defaulted with any other obligations of S. Robert Davis to The Huntington National Bank, and will be collateralized with a first lien on all business assets of Media Source, as well as personal guarantees from both S. Robert Davis and Charles R. Davis and all stock of Media Source. The interest rate on the Loan will be at a daily variable rate equal to the daily floating London Interbank Offered Rate plus 250 basis points. The Loan is payable over five years with level principal and interest payments on a quarterly basis.

      The Davises received a commitment for the Loan on May 16, 2003.

      If the Merger is completed, as the surviving corporation Media Source expects to repay the debt incurred in connection with the merger primarily through cash flow generated from operations in the ordinary course of business and/or through refinancing. No alternative financing arrangements or alternative financing plans have been made in the event that these financing arrangements are not completed.

      The documentation governing the Loan has not yet been finalized and, accordingly, remains subject to change. The Loan documentation is expected to contain customary representations and warranties by Media Source, S. Robert Davis and Charles R. Davis, including representations and warranties relating to organization, authority, enforceability, financial statements, compliance with law and other instruments, absence of material adverse changes, absence of material litigation, absence of defaults, absence of conflicts with material agreements, payment of taxes and certain business-specific matters. The documentation is also expected to contain numerous restrictive covenants, including usual and customary financial covenants and covenants related to capital expenditures, mergers and asset sales or purchases, incurrence of debt obligations, liens and contingent obligations, transactions with affiliates, distributions and dividends and use of proceeds. Specific financial covenants currently expected to be included in the documentation include: (a) minimum net worth requirement of S. Robert Davis of $10 million; and (b) debt service ratio (defined as EBITDA/CMLTD + interest expense) of Media Source of no less than 1.15x.

      The documentation is also expected to contain standard events of default, including, among other events, defaults based upon failure to pay interest, principal or other amounts when due, failure to comply with covenants, inaccurate or false representations or warranties, cross-defaults, change of control, judgment defaults, ERISA, bankruptcy and insolvency.

      Media Source has agreed to pay the fees and expenses payable to The Huntington National Bank for the Loan, capped at $5,000, as well as a commitment fee of $2,500.

ESTIMATED FEES AND EXPENSES OF THE MERGER

      The Merger Agreement provides that all expenses incurred in connection with the Merger Agreement and the transaction contemplated thereby will be paid by the party incurring such expense, except if the Merger Agreement is terminated in certain circumstances as described below. However, if the merger is consummated, Media Source as the surviving corporation will pay or reimburse all expenses in connection with the merger. These expenses will not reduce the merger consideration to be received by Media Source stockholders.

      If the Merger Agreement is terminated by either party or if the board of directors or the special committee withdraws or modifies in a manner adverse to MSI its approval or recommendation of the merger or recommend another acquisition proposal, and MSI is not in material breach of the Merger Agreement, Media Source will pay termination fee to the Buyer in an amount equal to the greater of (i) 10% of the amount by which the fair market value of the consideration that would be received by the public stockholders under the acquisition proposal exceeds $24.00 per share, or (ii) $100,000; and Media Source will reimburse to MSI the amount of its expenses.

      Media Source has agreed to pay the fees and expenses payable to The Huntington National Bank for the New Loan.

      Fees and expenses of the merger are estimated to be as follows:

Description	Media Source

Special committee compensation	$35,000
SEC filing fees	516
Debt financing fees and expenses	7,500
Financial advisory fees and expenses to Commonwealth	15,000
Legal fees and expenses	188,000	(1)
Exchange agent fees	5,000
Accounting fees and expenses	2,000
Printing and mailing expenses	35,000
Miscellaneous expenses and reserve	135,536

Total	$423,552

(1)	Includes approximately $75,000 for legal counsel to MSI and the Davis Group, $78,000 for legal counsel to Media Source, and $35,000 for legal counsel to the special committee.

FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion is a summary of the material United States federal income tax consequences of the merger to beneficial owners whose shares are surrendered pursuant to the merger, including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the laws, regulations, rulings, and decisions in effect on the date of this Proxy Statement, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. In addition, this discussion only applies to owners that are U.S. persons, which is defined as a citizen or resident of the United States, a domestic partnership, a domestic corporation, any estate (other than a foreign estate), and any trust so long as a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Generally, for federal income tax purposes, an estate is classified as a “foreign estate” based on the location of the estate assets, the country of the estate’ domiciliary administration, and the nationality and residency of the domiciliary personal representative.

      This discussion does not address all aspects of federal income taxation that may be relevant to owners in light of their particular circumstances or to owners who may be subject to special tax treatment under the Code, including owners who are brokers, dealers or traders in securities or foreign currency, traders in securities that elect to apply a market-to-market method of accounting, foreign persons (defined as all persons other than U.S. persons), insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, real estate investment trusts, regulated investment companies, grantor trusts, owners who hold common stock as part of a hedge, straddle, conversion, or other risk reduction transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or warranties or otherwise as compensation.

      The receipt of cash by a stockholder, pursuant to the merger or pursuant to the exercise of the stockholder’s statutory appraisal rights, will be a taxable transaction for United States federal income tax purposes. In general, a stockholder will recognize gain or loss for United States federal income tax purposes equal to the difference between the amount of cash that the stockholder receives in the merger and that stockholder’s adjusted tax basis in that stockholder’s shares. Such gain or loss will be capital gain or loss if the stockholder holds the shares as a capital asset, and generally will be long-term capital gain or loss if, at the effective date of the merger, the stockholder has held the shares for more than one year.

      The cash payments made to a stockholder pursuant to the merger will be subject to backup United States federal income tax withholding unless the stockholder provides the exchange agent with his, her or its tax identification number (social security number or employer identification number) and certifies that such number is correct, or unless an exemption from backup withholding applies.

      In general, cash received by stockholders who exercise statutory appraisal rights (“Dissenting Stockholders”) in respect of appraisal rights will result in the recognition of gain or loss to the Dissenting Stockholder. Any such Dissenting Stockholder should consult with his, her, or its tax advisor for a full understanding of the tax consequences of the receipt of cash in respect of appraisal rights pursuant to the merger.

      Neither Media Source, the Davis Group, nor MSI expect to recognize any gain, loss, or income by reason of the merger.

      Each beneficial owner of Shares is urged to consult such beneficial owner’s tax advisor as to the specific tax consequences to each such beneficial owner of the merger, including the application of state, local, foreign and other tax laws.

ANTICIPATED ACCOUNTING TREATMENT OF MERGER

      The merger will be treated as a purchase business combination for accounting purposes.

CERTAIN REGULATORY MATTERS

      Media Source, the Davis Group and MSI do not believe that any governmental filings are required with respect to the merger other than the filing of certificates of merger with the Secretary of State of the States of Delaware and Ohio, and filings with the Securities and Exchange Commission and notice to Nasdaq. Media Source, the Davis Group and MSI do not believe that they are required to make a filing with the Department of Justice and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, although each agency has the authority to challenge the merger on antitrust grounds before or after the merger is completed.

APPRAISAL RIGHTS

      Under Section 262 of the Delaware General Corporation Law, referred to as the “DGCL,” any holder of common stock who does not wish to accept $24.00 per share in cash for the holder’s shares of common stock may exercise appraisal rights under the DGCL and elect to have the fair value of the holder’s shares of common stock on the date of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the holder complies with the provisions of Section 262 of the DGCL.

      The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Appendix B to this proxy statement. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of common stock as to which appraisal rights are asserted. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

      Under Section 262, where a proposed merger is to be submitted for adoption and approval at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes that notice to the holders of common stock, and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix B. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Appendix B to this proxy statement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, Media Source believes that stockholders who consider exercising such appraisal rights should seek the advice of counsel, which counsel or other appraisal services will not be paid for by Media Source. FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

      Filing Written Objection. Any holder of common stock wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

•	as more fully described below, the holder must deliver to Media Source a written demand for appraisal of the holder’s shares before the vote on the merger agreement at the special meeting, which demand must reasonably inform Media Source of the identity of the holder and that the holder intends to demand the appraisal of the holder’s shares;

•	the holder must not vote the holder’s shares of common stock in favor of the merger agreement at the special meeting or consent thereto in writing pursuant to Section 228 of the DGCL; and

•	the holder must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

      The written demand for appraisal must be in addition to and separate from any proxy or vote. Neither voting (in person or by proxy) against, abstaining from voting or failing to vote on the merger agreement and the merger will constitute a written demand for appraisal within the meaning of Section 262.

      Only a holder of record of shares of common stock issued and outstanding immediately before the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the applicable stock certificates, and should specify the stockholder’s name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the stockholder’s common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more other beneficial owners while not exercising appraisal rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS ARE URGED TO CONSULT WITH THEIR BROKERS TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY THE NOMINEE.

      Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

      Any stockholder may withdraw its demand for appraisal and accept $24.00 per share by delivering to Media Source a written withdrawal of the stockholder’s demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of Media Source as the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just. If Media Source as the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than $24.00 per share.

      A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to Media Source, Inc., 5695 Avery Road, Dublin, Ohio 43016, Attn.: Randall J. Asmo, Executive Vice President and Secretary.

      Notice By Media Source. Within 10 days after the effective time of the merger, Media Source, the surviving corporation, must send a notice as to the effectiveness of the merger to each former stockholder of Media Source who (1) has made a written demand for appraisal in accordance with Section 262 and (2) has not voted to approve and adopt, nor consented to in writing, the Merger Agreement.

      Under the Merger Agreement, Media Source has agreed to give MSI prompt notice of any demands for appraisal received by Media Source. MSI has the right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Media Source will not, except with the prior written consent of MSI, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

      Within 120 days after the effective time of the merger, any former stockholder of Media Source who has complied with the provisions of Section 262 to that point in time will be entitled to receive from Media Source as the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Media Source as the surviving corporation must mail that statement to the stockholder within 10 days after receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262(d), whichever is later.

      Filing A Petition For Appraisal. Within 120 days after the effective date of the merger, either Media Source as the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all such stockholders. Media Source is under no obligation, and has no present intent, to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that Media Source as the surviving corporation will file such a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time and the manner prescribed in Section 262. Inasmuch as Media Source has no obligation to file such a petition, the failure of a stockholder to do so within the time specified could nullify the stockholder’s previous written demand for appraisal.

      A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to Media Source as the surviving corporation, which will then be obligated within 20 days to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Media Source as the surviving corporation. After notice to those stockholders, the Delaware Court of Chancery, if it so orders, shall conduct a hearing on the petition to determine which stockholders have become entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

      Determination Of Fair Value. After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

      STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE $24.00 PER SHARE THEY WOULD RECEIVE UNDER THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

      In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. The Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation.” Furthermore, the court may consider “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation.”

      In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares have been appraised.

      The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

      For federal income tax purposes, stockholders who receive cash for their shares upon exercise of their statutory right of dissent will realize taxable gain or loss. See “Federal Income Tax Considerations.”

      Examination Of Corporate Records. Stockholder’s right to examine corporate records is described in “Where Stockholders can find more information”.

      ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE APPRAISAL RIGHTS. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW MAY RESULT IN THE LOSS OF A STOCKHOLDER’S STATUTORY APPRAISAL RIGHTS.

THE MERGER AGREEMENT

      The description of the Merger Agreement contained in this proxy statement describes the material terms of the Merger Agreement. A complete copy of the Merger Agreement appears in Appendix A to this proxy statement and is incorporated by reference. You are urged to read the entire Merger Agreement as it is the legal document that governs the merger.

The Parties

      The parties to the Merger Agreement are Media Source and MSI.

The Merger

      The Merger Agreement provides that, subject to the conditions summarized below, MSI will merge with and into Media Source. Upon completion of the merger, MSI will cease to exist and Media Source will continue as the surviving corporation.

Effective Time of the Merger

      The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware and the State of Ohio or at such later time as is specified in the certificate or articles of merger. This time is referred to as the “effective time.” The filing is expected to occur as soon as practicable after adoption and approval of the Merger Agreement by the Media Source stockholders at the special meeting and satisfaction or waiver of the other conditions to the merger set forth in the merger agreement.

Certificate of Incorporation, Bylaws and Directors and Officers of Media Source as the Surviving Corporation

      When the merger is completed:

•	the certificate of incorporation of Media Source as in effect immediately prior to the effective time will be the certificate of incorporation of Media Source as the surviving corporation;

•	the bylaws of Media Source in effect immediately prior to the effective time will be the bylaws of Media Source as the surviving corporation;

•	the directors of MSI immediately prior to the effective time will become the directors of Media Source as the surviving corporation; and

•	the officers of Media Source immediately prior to the effective time will become officers of Media Source as the surviving corporation.

Conversion of Common Stock

      At the effective time, each outstanding share of Media Source common stock will automatically be converted into and represent the right to receive $24.00 in cash, without interest, referred to as the merger consideration, except for:

•	each share of common stock of MSI outstanding immediately prior to the effective time will be canceled and no payment will be made for them;

•	the option held by S. Robert Davis to purchase 100,000 shares of Media Source common stock will survive the effective time and will not be converted into shares of common stock of Media Source as the surviving corporation unless and until exercised;

•	shares held by stockholders seeking appraisal rights in accordance with Delaware law; and

•	shares held by Media Source in treasury that will be canceled without any payment made for them.

      At the effective time, each outstanding share of capital stock of MSI will be converted into and exchanged for one share of common stock of Media Source as the surviving corporation.

Payment for Shares

      When and as needed, but in any event prior to or simultaneous with the effective time, MSI will deposit with the exchange agent appointed by MSI sufficient funds to pay the merger consideration. Promptly after the effective time, Media Source as the surviving corporation will cause to be mailed to each record holder of shares of Media Source common stock immediately prior to the effective time a letter of transmittal and instructions to effect the surrender of their certificate(s) in exchange for payment of the merger consideration.

Stockholders of Media Source Should Not Forward Stock Certificates to the Exchange Agent Until They Have Received the Letter of Transmittal

      Each holder of shares of Media Source common stock will be entitled to receive $24.00 per share only upon surrender to the exchange agent of a share certificate, together with such letter of transmittal, duly completed in accordance with the instructions thereto. If payment of the merger consideration is to be made to a person whose name is other than that of the person in whose name the share certificate is registered, it will be a condition of payment that (1) the share certificate so surrendered be properly endorsed or otherwise in proper form for transfer and (2) the person requesting such exchange pay any transfer or other taxes that may be required to the satisfaction of the exchange agent. No interest will be paid or accrued upon the surrender of the share certificates for the benefit of holders of the share certificates on any merger consideration.

      Six months following the effective time, MSI will cause the exchange agent to deliver to Media Source as the surviving corporation all cash and documents in its possession, which have been deposited with the exchange agent and which have not been disbursed to holders of share certificates. Thereafter, holders of certificates representing shares of Media Source common stock outstanding before the effective time will surrender their certificates to Media Source as the surviving corporation and will be entitled to look only to Media Source as the surviving corporation for payment of any claims for merger consideration to which they may be entitled. Media Source, MSI, and the exchange agent will not be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Transfer of Shares

      At the effective time, the stock transfer books of Media Source will be closed and there will be no further transfers on the records of Media Source as the surviving corporation, or its transfer agent of certificates representing shares of Media Source common stock outstanding before the effective time and any such certificates presented to Media Source as the surviving corporation for transfer, other than shares held by stockholders seeking appraisal rights, will be canceled. From and after the effective time, the holders of share certificates representing shares of Media Source common stock before the effective time will cease to have any rights with respect to these shares except as otherwise provided for in the merger agreement or by applicable law. All merger consideration paid upon the surrender for exchange of those share certificates in accordance with the terms of the merger agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the share certificates.

Media Source Stockholder Approval

      The approval and adoption by a majority of all shares of Media Source common stock entitled to vote thereon, in accordance with Section 251 of the Delaware General Corporation Law is a condition to the obligations of the parties under the Merger Agreement.

Representations and Warranties

      The Merger Agreement contains various customary representations and warranties of Media Source relating to, among other things:

•	Media Source’s due organization, valid existence, good standing and necessary corporate power and authority of Media Source and its subsidiaries to carry on their business;

•	the capitalization of Media Source;

•	authorization, execution, delivery and enforceability of the Merger Agreement;

•	the absence of any violations of or conflicts between the Merger Agreement and applicable laws or agreements or Media Source’s certificate of incorporation, as amended, and amended and bylaws, and any applicable laws;

•	the absence of consents, approvals, authorizations or permits of governmental authorities, except those specified in the Merger Agreement, required for Media Source to complete the merger;

•	the absence liabilities that individually or in the aggregate would have a material adverse effect other than (i) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2002; (ii) liabilities that have been repaid or otherwise extinguished; and (iii) liabilities under or contemplated by the Merger Agreement;

•	the adequacy and accuracy of filings made by Media Source with the Securities and Exchange Commission;

•	the conduct of Media Source’s business and operations in the ordinary course of business since December 31, 2002, except as disclosed in Media Source’s reports filed with the Securities and Exchange Commission and the absence of any material adverse effect;

•	the absence of any action, claim, litigation, suit, arbitration, mediation, action, proceeding, unfair labor practice complaint or grievance, or investigation pending or threatened against Media Source that if adversely determined, would, individually or in the aggregate, have a material adverse effect on Media Source’s business or operations, except for those disclosed in Media Source’s reports filed with the Securities and Exchange Commission; and

•	the absence of brokers’, finders’ and investment bankers’ fees.

      The merger agreement contains various customary representations and warranties of MSI relating to, among other things:

•	the due organization, valid existence, good standing and necessary corporate power and authority of MSI to carry on its business;

•	the capitalization of MSI;

•	the authorization, execution, delivery and enforceability of the Merger Agreement;

•	the absence of consents, approvals, authorization or permits of governmental authorities, except those specified in the merger agreement, required for MSI to complete the merger;

•	the absence of any conflicts between the Merger Agreement and MSI’s certificate of incorporation or bylaws, any applicable law or other contracts or documents;

•	the absence of brokers’, finders’ and investment bankers’ fees; and

•	the absence of any intent to sell Media Source’s business following the consummation of the merger.

      All representations and warranties are subject to various qualifications and limitations.

Conduct of Business Pending the Merger

      Media Source is subject to restrictions on its conduct and operations until the merger is completed. In the Merger Agreement, Media Source has agreed that, prior to the effective time, it will operate its business only in the ordinary course consistent with past practice and will use its best efforts to preserve intact its business relationships with third parties and to keep available the services of its present officers and employees.

Notices of Certain Events

      Media Source has agreed to notify MSI promptly of any notice or other communication received by Media Source from any person alleging that the consent of such person may be required in connection with the merger, and any notice or other communication received by Media Source in connection with the merger.

Acquisition Proposals

      Media Source has agreed not to directly or indirectly (i) take any action to solicit, initiate or encourage any acquisition proposal, (ii) participate in any discussions or negotiations with, encourage any effort or attempt by, any other person to facilitate an acquisition proposal or (iii) take any other action to produce an acquisition proposal. For these purposes, an acquisition proposal includes any offer or proposal concerning (i) any tender or exchange offer, (ii) proposal for a merger, share exchange, recapitalization, consolidation or other business combination involving Media Source or (iii) any proposal or offer to acquire in any manner, directly or indirectly, any significant equity interest in, or a substantial portion of the assets of, Media Source, other than pursuant to the transactions contemplated by the Merger Agreement.

      Notwithstanding the foregoing, Media Source may, subject to a confidentiality agreement, furnish to any party information and access in response to a request for information or access made incident to an acquisition proposal after the date of the Merger Agreement and participate in discussions and negotiate with such party concerning any written acquisition proposal made after the date of the Merger Agreement. However, Media Source may not initiate or encourage such acquisition proposal and the special committee must have determined in good faith based upon advice of counsel to the special committee that the taking of such action is necessary to discharge the board of directors’ fiduciary duties under applicable law.

      The board of directors of Media Source must immediately notify the Buyer if any acquisition proposal is made and thereafter keep the Buyer promptly advised of all material developments that could culminate in the board of directors withdrawing, modifying or amending its recommendation of the merger.

Conditions to the Merger

      The obligations of Media Source and MSI to complete the merger are subject to the satisfaction or waiver on or prior to the effective time of the following conditions:

•	the merger and the Merger Agreement shall have been adopted and approved by the holders of a majority of the outstanding shares of Media Source common stock entitled to vote thereon;

•	the parties shall have received a certified copy of consent resolutions duly adopted by the board of directors and stockholders of MSI, by the terms of which resolutions such board of directors shall have adopted and approved the Merger Agreement and the merger and recommended that the merger to MSI, as the sole stockholder of MSI, and MSI shall have adopted and approved the Merger Agreement and the merger;

•	the absence of any law, order or injunction that has the effect of making the merger illegal or prohibits the completion of the merger; and

•	the completion of all actions by or in respect of or filings with governmental authorities required to permit the consummation of the merger, other than the filing of the requisite certificates of merger with the Secretary of State of the State of Delaware and the State of Ohio.

      The obligations of MSI to complete the merger are subject to the satisfaction, or waiver by MSI, on or prior to the effective time, of the following conditions:

•	Media Source must have performed in all material respects all obligations under the Merger Agreement required to be performed at or prior to the effective time, the representations and warranties made by Media Source in the Merger Agreement must be true and correct in all material respects as of the date of the Merger Agreement and as of the effective date, and MSI must have received a certificate signed by the chief executive officer and the principal financial officer of Media Source to such effect;

•	no matter shall have occurred that would reasonably be expected to affect materially or adversely the business, condition (financial or otherwise), properties, assets, prospects or results of operations of Media Source considered as a whole;

•	Media Source must have obtained all consents and approvals from third parties with respect to the transactions contemplated by the Merger Agreement except for consents and approvals that would, individually or in the aggregate, not have a material adverse effect on Media Source following completion of the merger;

•	MSI must have received all documents it may reasonably request relating to the authority of Media Source to enter into the Merger Agreement; and

•	MSI must have received an opinion of counsel to Media Source covering such matters as are reasonably requested by MSI.

      The obligation of Media Source to effect the merger is subject to the satisfaction, or waiver by Media Source, on or prior to the effective time, of the following conditions:

•	MSI must have performed in all material respects all obligations under the Merger Agreement required to be performed at or prior to the effective time, the representations and warranties of MSI must be true and correct in all material respects as of the effective time, and Media Source must have received a certificate signed by the chief executive officer and chief financial officer of MSI to such effect;

•	Media Source shall have received all documents it may reasonably request relating to the authority of MSI to enter into the merger agreement; and

•	Media Source shall have received from counsel to MSI an opinion covering such matters as Media Source reasonably requests.

      It is not anticipated that any of the parties to the Merger Agreement will waive any of the foregoing conditions.

Termination of the Merger Agreement

      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time (notwithstanding any approval of the Merger Agreement by the stockholders of Media Source):

•	by mutual consent of Media Source and MSI;

•	by either Media Source or MSI if the merger has not been consummated by December 31, 2003;

•	by either Media Source or MSI, if there shall be any law that makes consummation of the merger illegal or otherwise prohibited or if any order enjoining the Buyer or Media Source from consummating the merger is entered and such order shall become final non-appealable; or

•	by either Media Source or MSI if the Merger Agreement and the merger shall fail to be approved and adopted by the stockholders of Media Source;

•	by either Media Source or MSI if the board of directors or special committee of Media Source shall (i) withdraw or modify in a manner adverse to MSI its approval or recommendation of the Merger Agreement and the merger, (ii) recommend another acquisition proposal, or (iii) resolve to do any of the foregoing;

•	by either Media Source or MSI if the other party has breached any representation, warranty, or covenant contained in the Merger Agreement in any material respect, the breaching party has been notified of such breach and the breach cannot be or has not been cured within 15 days after the giving of such notice.

      Generally, if the Merger Agreement is terminated, there will be no liability on the part of any party except for the payment of fees and expenses as described below. However, no party will be relieved from liability for breaches of the Merger Agreement.

      If the Merger Agreement is terminated by either Media Source or MSI if the board of directors or special committee of Media Source shall have (i) withdrawn or modified in a manner adverse to MSI its approval or recommendation of the Merger Agreement and the merger, (ii) recommended another acquisition proposal, or (iii) resolved to do any of the foregoing, and MSI is not in material breach of its covenants, representations and warranties contained in the Merger Agreement, Media Source will pay a termination fee to MSI in an amount equal to the greater of (i) 10% of the amount by which the fair market value of the consideration that would be received by the public stockholders under the acquisition proposal exceeds $24.00 per share of Media Source common stock, or (ii) $100,000; and Media Source will reimburse to MSI the amount of its reasonable out-of-pocket expenses (including fees and expenses of counsel, investment bankers, experts, etc.) incurred in connection with the merger.

Amendments; Waivers

      Any provision of the Merger Agreement may be amended or waived prior to the effective time if, and only if, such amendment or waiver is in writing and signed by all parties, or in the case of a waiver, by the party against whom the waiver is to be effective. After the adoption of the Merger Agreement by the stockholders of the Company, no such amendment or waiver may, without the further approval of such stockholders, alter or change (i) the merger consideration or (ii) any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the stockholders other than MSI.

      Media Source will amend this Proxy Statement if either MSI or Media Source waives a material condition to the Merger Agreement.

SELECTED FINANCIAL DATA

      Media Source’s selected historical financial data presented below as of and for the five fiscal years ended December 31, 2002 are derived from Media Source’s audited consolidated financial statements. Data as of and for the three-month periods ended March 31, 2003 and March 31, 2002 have been derived from unaudited financial statements of Media Source. Interim operating results are not necessarily indicative of the results that may be achieved for the entire year. The following selected historical financial data should be read in conjunction with Media Source’s most recent Annual Report on Form 10-KSB and Quarterly Report on Form 10-QSB, which are incorporated by reference in, and accompany, this proxy statement. Media Source has never paid a cash dividend.

						Three Months Ended
	Year Ended December 31,					March 31,

	2002	2001	2000	1999	1998	2003	2002

Revenues	$7,371,002	$5,851,677	$4,282,725	$3,297,322	$2,646,160	$2,079,788	$1,747,015
Costs of goods sold	2,523,921	2,291,460	1,372,582	1,625,445	1,163,210	717,745	621,954

Gross profit	4,847,081	3,560,217	2,910,143	1,671,877	1,482,950	1,362,043	1,125,061
Operating expenses:
Selling, general and administrative	2,872,585	2,386,517	2,107,947	1,825,155	1,989,422	870,854	689,570
Depreciation	105,240	147,275	75,622	149,441	167,369	27,478	27,857

Total operating expenses	2,977,825	2,533,792	2,183,569	1,974,596	2,156,791	898,332	717,427
Income (loss) from operations	1,869,256	1,026,425	726,574	(302,719)	(673,841)	463,711	407,634
Other income (expense):
Interest, net	(76,779)	(86,643)	(41,117)	(180,013)	(309,078)	(17,809)	(20,022)
Realized gain on investments	1,218	(166,518)	(104,746)	—	—	—	16,293
Unrealized loss on investments	(2,723)	10,317	(64,679)	(29,715)	—	—	(16,437)
Gain on the settlement of trade payables	—	—	102,847	—	—	—	—
Gain on disposal of assets	—	—	213,510	—	—	—	—
Equity loss on investment	(27,826)	—	—	—	—	—	—
Other	31,869	72,167	—	69,252	450,000	1,000	—

Total other income (expense)	(74,242)	(170,677)	105,815	(140,476)	140,922	(16,809)	(20,166)
Income (loss) from operations before taxes	1,795,014	855,748	832,389	(443,195)	(532,919)	446,902	387,468
Benefit from income taxes	639,000	396,000	100,000	—	—	151,000	115,000

Income (loss) from continuing operations	2,434,014	1,251,748	932,389	(443,195)	(532,919)	597,902	502,468
Gain (loss) from discontinued operations	—	—	622,273	4,024	(2,866,344)	—	—
Loss on disposal	—	—	—	—	(577,230)	—	—

NET INCOME (LOSS)	$2,434,014	$1,251,748	$1,554,662	$(439,171)	$(3,976,493)	$597,902	$502,468

Basic earnings per common share:	$7.51	$3.87	$4.80	$(1.34)	$(12.12)	$1.85	$1.55

Weighted average number of common shares outstanding	323,776	323,776	323,776	328,200	328,200	323,776	323,776

						Three Months Ended
	Year Ended December 31,					March 31,

	2002	2001	2000	1999	1998	2003	2002

Diluted earnings per common share:	$5.94	$3.30	$4.70	$(1.34)	$(12.12)	$1.45	$1.32

Weighted average number of common shares outstanding	409,751	380,257	329,897	328,200	328,200	413,652	379,778

BALANCE SHEET DATA:
(in thousands)
Working capital	$2,903	$2,114	$1,141	$(1,179)	$108
Total assets	12,062	9,082	6,719	6,268	6,480
Long-term liabilities	1,259	1,545	491	1,082	2,057
Stockholders’ equity	6,010	3,615	2,363	774	1,226

      Media Source has not provided any pro forma data giving effect to the proposed merger. Media Source does not believe such information is material to its unaffiliated stockholders in evaluating the merger agreement and the merger since the merger consideration is all cash; and if the merger is completed, Media Source stock would cease to be publicly traded and the unaffiliated stockholders of Media Source would not retain or receive a continuing interest in Media Source’s business.

MARKET PRICES OF COMMON STOCK AND DIVIDENDS

Market Prices

      Media Source’s common stock trades on The Nasdaq OTC Bulletin Board under the symbol “MESHE”. As of March 7, 2002, there were approximately 443 record holders of Media Source common stock. The following table sets forth, for the periods indicated, the high and the low bid prices for shares of the Company’s common stock. These quotations represent prices between dealers, do not include markups, markdowns or commissions and may not necessarily represent actual transactions.

	Bid Price

	High		Low

Fiscal Year Ended December 31, 2000
First Quarter	$1.437	5	$0.875
Second Quarter	$2.125		$1.250
Third Quarter	$2.750		$1.750
Fourth Quarter	$5.500		$2.250
Fiscal Year Ended December 31, 2001
First Quarter	$4.500		$3.750
Second Quarter	$5.100		$4.000
Third Quarter	$4.250		$3.650
Fourth Quarter	$7.750		$3.250
Fiscal Year Ended December 31, 2002
First Quarter	$12.000		$5.400
Second Quarter	$18.000		$8.750
Third Quarter	$17.000		$15.000
Fourth Quarter	$18.000		$16.000
First Quarter Ended March 31, 2003

      Both the high and the low bid price of Media Source’s common stock on The Nasdaq OTC Bulletin Board on November 12, 2002, the last trading day before Media Source announced the Davis Group’s initial offer to take Media Source private by purchasing all of the outstanding shares of common stock at a price of $22.50 per share, was $20.21 per share. The average high and low bid price per share of Media Source common stock was $                    and $                    , respectively, during the four week period preceding the initial announcement to take Media Source private. On April 17, 2003, the last full trading day before the public announcement of the signing of the merger agreement, the high and low bid prices of Media Source common stock as reported on The Nasdaq OTC Bulletin Board were $                    and $          per share, respectively, and the closing sale price on that date was $24 per share. On                                     , 2003, the last practicable trading day for which information was available prior to the date of the first mailing of this proxy statement, the closing price per share of Media Source common stock as reported on The Nasdaq OTC Bulletin Board was $                    . Stockholders should obtain a current market quotation for Media Source common stock before making any decision with respect to the merger.

Dividends

      Media Source has never declared or paid any cash dividends on the Common Stock. Media Source’s management anticipates that for the foreseeable future it will retain earnings in order to finance the expansion and development of its business, and no cash dividends will be paid on its common stock. Media Source may reconsider this policy from time to time in light of conditions then existing, including earnings performance, financial condition and capital requirements.

RECENT STOCK PURCHASES

Purchases by Media Source and MSI Merger Corp.

      Neither Media Source nor MSI have purchased any Media Source common stock during the past two years. Except as disclosed under “Purchases by the Davis Group,” none of the directors or executive officers of MSI purchased any Media Source common stock in the past two years.

Purchases by the Davis Group, Directors and Executive Officers

      The table below sets forth information regarding purchases by each of the members of the Davis Group and the directors and executive officers of Media Source of shares of Media Source’s common stock during the past two years, including the number of shares purchased, the range of prices paid and the average purchase price:

		No. of
Name	Date	Shares	Price

S. Robert Davis	3rd Quarter 2001	2,897	$ 4.25
	March 25, 2002	500	$12.00
	2nd Quarter 2002	2,100	$12.00-13.50
	2nd Quarter 2002	2,100	$13.50-17.37
Charles R. Davis	January 12, 2001	500	$ 7.40
	February 14, 2002	12,853	$13.20
Randall J. Asmo	October 23, 2001	1,300	$ 3.90
	4th Quarter 2001	1,000	$ 5.50

Recent Transactions

      There have been no transactions in the common stock of Media Source effected during the last 60 days by Media Source, any of its directors or executive officers, MSI or any Continuing Stockholder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of Media Source as of May 23, 2003 by (1) all those known to Media Source to be beneficial owners of more than 5% of its common stock; (2) each director, including the members of the Davis Group; (3) Media Source’s chief executive officer; and (4) all executive officers and directors of Media Source as a group. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Media Source, Inc., 5695 Avery Road, Dublin, Ohio 43016. Except as otherwise specified, each of the stockholders named in the table has indicated to Media Source that such stockholder has sole voting and investment power with respect to all shares of Media Source common stock beneficially owned by that stockholder.

	Amount and Nature
	of Beneficial	Percent
Name and Address	Ownership(1)	of Class(2)

S. Robert Davis	274,502 (3)	64.78%
Charles R. Davis(4)	38,963	12.03%
13900 Conlan Circle, Suite 150
Charlotte, NC 28277
Robert Moton(4)	16,600	5.13%
1406 Casa DeOro
Corpus Christi, TX 78411
Randall J. Asmo	11,558	3.57%
Juan F. Sotos, M.D.(4)	2,890	0.89%
700 Children’s Drive, Room ED 421
Columbus, OH 43220
Brent A. Garland(4)	25	0.01%
3411 Sunset Drive
Columbus, OH 43221
Rodney L. Taylor(4)	0	0.00%
105 Social Row
Marietta, OH 45750
All executive officers and directors as a group (7 persons)(5)	327,938 (4)	77.38%

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of options currently exercisable or convertible or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage ownership is based on 1,774,186 shares outstanding on December 3, 2001.

(2)	Based on 323,776 shares of common stock outstanding as of May 23, 2003.

(3)	Includes 1,255 shares owned by Mr. Davis’ wife as to which Mr. Davis disclaims beneficial ownership and an option to purchase 100,000 shares of common stock exercisable within 60 days.

(4)	The address of S. Robert Davis and Randall J. Asmo is 5695 Avery Road, Dublin, OH 43016. The address of Charles R. Davis is 13900 Conlan Circle, Suite 150, Charlotte, NC 28277. The address of Robert Moton is 1406 Casa DeOro, Corpus Christi, TX 78411. The address of Juan F. Sotos is 700 Children’s Drive, Room ED 421, Columbus, OH 43220. The address of Brent A. Garland is 3411 Sunset Drive, Columbus, OH 43221. The address of Rodney L. Taylor is 105 Social Row, Marietta, OH 45750.

(5)	Includes the number of shares of common stock beneficially owned by all executive officers and directors as a group, 1,255 shares of common stock owned by Mrs. S. Robert Davis as to which Mr. Davis disclaims any beneficial ownership, and an option held by S. Robert Davis to purchase 100,000 shares of common stock which is exercisable within 60 days.

INDEPENDENT AUDITORS

      Media Source’s financial statements as of December 31, 2002, and for each of the years in the three-year period ended December 31, 2002, incorporated by reference in this proxy statement, have been audited by Hausser + Taylor, independent auditors, as stated in their report.

FUTURE STOCKHOLDER PROPOSALS

      Media Source’s annual meeting of stockholders is normally held in August or September of each year. When Media Source received the proposal of S. Robert Davis and Charles R. Davis in November, 2002 for a proposed merger, management postponed the annual meeting of shareholders. If the merger is completed, there will be no public participation in any future meetings of stockholders of Media Source. However, if the merger is not completed, Media Source stockholders will continue to be entitled to attend and participate in Media Source stockholders’ meetings. If the merger is not completed, Media Source will inform its stockholders, by press release or other means determined reasonable by Media Source, of the date by which stockholder proposals must be received by Media Source for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the Commission then in effect.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

      Media Source files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. In addition, because the merger is a “going private” transaction, Media Source has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, the exhibits to the Schedule 13E-3 and such reports, proxy statements and other information contain additional information about Media Source. Each exhibit to the Schedule 13E-3 will be made available for inspection and copying at Media Source’s executive offices during regular business hours by any Media Source stockholder or a representative of a stockholder as so designated in writing.

      Media Source stockholders may read and copy the Schedule 13E-3 and any reports, statements or other information filed by Media Source at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Media Source’s filings with the Commission are also available to the public from commercial document retrieval services and at the website maintained by the Commission located at: http://www.sec.gov.

      This proxy statement is being furnished to stockholders together with a copy of Media Source’s Annual Report on Form 10-KSB for the year ended December 31, 2002, and its Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE; ATTACHMENTS

      The Commission allows Media Source to “incorporate by reference” information into this proxy statement. This means that Media Source can disclose important information by referring to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Media Source files later with the Commission may update and supersede the information incorporated by reference. Media Source incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the

Exchange Act after the date of this proxy statement and before the special meeting. The following documents filed by the Company with the Commission under the Exchange Act accompany this Proxy Statement:

•	Media Source’s Annual Report on Form 10-KSB for the year ended December 31, 2002; and

•	Media Source’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003.

      Media Source undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. Requests for copies should be directed to Media Source, Inc., 5695 Avery Road, Columbus, Ohio 43016, Attention: Randall J. Asmo, Executive Vice President and Secretary (telephone number: (614) 889-1143). Document requests from Media Source should be made by                      , 2003 in order to receive them before the special meeting.

      The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Media Source since the date of this proxy statement or that the information herein is correct as of any later date.

      Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Media Source has not authorized anyone to provide information that is different from that contained in this proxy statement.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of April 21, 2003, by and between MSI Merger Corp., an Ohio corporation (“MSI”) and Media Source, Inc., a Delaware corporation (the “Company”).

BACKGROUND INFORMATION

      A. The authorized capital stock of the Company consists of (i) 500,000 shares of common stock, $.01 par value (the “Company Common Stock”), of which 323,776 shares were issued and outstanding as of close of business on March 12, 2003, and (ii) 300,000 shares of preferred stock, $.01 par value (the “Preferred Stock”), of which no shares were issued and outstanding as of the close of business on March 12, 2003.

      B. The Company has outstanding an option to purchase 100,000 shares of Company Common Stock held by S. Robert Davis on the terms and conditions contained in a certain Option Agreement between the Company and S. Robert Davis dated May 10, 2000 (the “Davis Option”).

      C. MSI will own immediately prior to the Effective Time, 216,424 shares of Company Common Stock representing approximately 66.84% of the total issued and outstanding Company Common Stock.

      D. A special committee of the Board of Directors of the Company appointed on November 12, 2002 and comprised entirely of directors who are neither members of management of the Company nor affiliated with MSI or any Affiliate of MSI (other than the Company) (the “Special Committee”) has unanimously determined that the Merger is fair to the shareholders of the Company other than MSI (the “Public Shareholders”) and has unanimously recommended its approval by the Board of Directors (the “Board”).

      E. The Board, based on the recommendation of the Special Committee and the written opinion of Commonwealth Business Advisory Group, Inc., the financial advisor to the Special Committee (the “Financial Advisor”) that the consideration to be received by the Public Shareholders in the Merger is fair from a financial point of view, has determined that the Merger is fair to the Public Shareholders and has approved and adopted this Agreement and its contemplated transactions and, subject to the following terms and conditions, resolved to recommend the approval and adoption of this Agreement by the shareholders of the Company.

      F. The Board and MSI each have approved the merger of MSI with and into the Company (the “Merger”) in accordance with the Delaware General Corporation Law (“DGCL”), the Ohio Revised Code (the “ORC”), as applicable, and the terms and conditions provided below, pursuant to which each share (other than shares of Company Common Stock held by the Company as treasury stock, shares of Company Common Stock owned by MSI immediately prior to the Effective Time and shares of Company Common Stock as to which appraisal rights have been perfected in accordance with the DGCL) will be converted into the right to receive the Merger Consideration.

PROVISIONS

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants, representations, warranties, and agreements contained in this Agreement, MSI and the Company hereby agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.1     Company Action. The Company represents that the Board, at a meeting called and held, and relying in part on the unanimous recommendation of the Special Committee, has (a) unanimously determined that this Agreement and its contemplated transactions, including the Merger, are fair to, and in the best interests of, the Public Shareholders, (b) unanimously approved and adopted this Agreement and its contemplated transactions, including the Merger, and (c) unanimously resolved to recommend the approval and adoption of this Agreement and the Merger by the Company’s shareholders, provided that such recommendation may be withdrawn, modified, or amended by the Board if the Board deems such withdrawal, modification, or amendment necessary in light of its fiduciary obligations to the Company’s shareholders after consultation with counsel.

      SECTION 1.2     The Merger.

      (a) At the Effective Time, MSI will be merged with and into the Company in accordance with the DGCL and the ORC, the separate existence of MSI shall cease, and the Company shall be the Surviving Corporation.

      (b) As soon as practicable after satisfaction of all conditions to the Merger, or waiver of conditions to the extent permitted in this Agreement, the Company and MSI will file a certificate of merger (the “Delaware Certificate of Merger”) with the Secretary of State of the State of Delaware and a certificate of merger (together with the Delaware Certificate of Merger, “Certificates of Merger”) with the Secretary of State of the State of Ohio and make all other filings or recordings required by the DGCL and the ORC in connection with the Merger. The Merger shall become effective when the Certificates of Merger are filed with the Secretary of State of the States of Delaware and Ohio or at such later time as is specified in the Certificates of Merger (the “Effective Time”).

      (c) After the Effective Time, the Surviving Corporation shall possess all the rights, privileges, and powers, and be subject to all of the restrictions, disabilities, and duties of the Company and MSI, all as provided under the DGCL.

      SECTION 1.3     Conversion of Shares. At the Effective Time:

(a) Each share of Company Common Stock (a “Share”) that is outstanding immediately prior to the Effective Time, except as otherwise provided in Section 1.3(b) or as provided in Section 1.5 with respect to Shares for which appraisal rights have been perfected, shall be converted into the right to receive $24.00 in cash, without interest (the “Merger Consideration”).

(b) Each Share held by the Company as treasury stock immediately prior to the Effective Time and each Share held by MSI immediately prior to the Effective Time shall be canceled and no payment shall be made for it.

(c) Each share of common stock of MSI outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) The Davis Option shall survive the Effective Time and not be converted into shares of common stock of the Surviving Corporation unless and until exercised.

      SECTION 1.4     Surrender and Payment.

      (a) At or before the Effective Time, the Company shall appoint Continental Stock Transfer and Trust Company, or such other entity as is approved by the Company and MSI, as agent (the “Exchange Agent”), for the purpose of exchanging certificates representing Shares for the Merger Consideration. At or immediately prior to the Effective Time, MSI shall make a capital contribution to the Company in an amount that, together with funds available to the Company, is sufficient to permit the Company to make the aggregate Merger Consideration available to the Exchange Agent in accordance with this Agreement. At the Effective Time, the Company shall make the aggregate Merger Consideration available to the Exchange Agent for all applicable outstanding Shares to be converted in accordance with Section 1.3(a). At or promptly following the Effective Time, the Company or Surviving Corporation will send or cause the Exchange Agent to send to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange. This letter of transmittal shall specify that the delivery shall be effected and risk of loss and title shall pass only upon proper delivery of the certificates representing Shares to the Exchange Agent.

      (b) Each holder of Shares that have been converted into a right to receive Merger Consideration will be entitled to receive the Merger Consideration payable for such holder’s Shares upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares. After the Effective Time and until surrendered with the letter of transmittal, each such certificate shall only represent the right to receive Merger Consideration.

      (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate(s) surrendered in exchange, it will be a condition to payment that the certificate(s) surrendered be properly endorsed or otherwise be in proper form for transfer. Additionally, the Person requesting such payment must pay to the Exchange Agent any transfer or other taxes required as a result of payment to a Person other than the registered holder of such Shares, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

      (d) After the Effective Time, no further transfers of Shares will be registered. After the Effective Time, if certificates representing Shares are presented to the Surviving Corporation, they will be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article I.

      (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.4(a) that remains unclaimed by the holders of Shares six (6) months after the Effective Time shall be returned within one week after the end of the six (6) month period, without further action or request, to the Surviving Corporation, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such Shares. However, neither MSI nor the Surviving Corporation shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property Laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or an earlier date immediately prior to such time as the amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled to them. Nothing in this section limits the obligations of MSI under Section 1.4(a).

      SECTION 1.5     Dissenting Shares. Notwithstanding Section 1.3, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of this Agreement or consented in writing and who has demanded payment of the fair value of such Shares in accordance with the DGCL shall not be converted into a right to receive the Merger Consideration, but shall be converted into the right to receive such consideration as may be determined to be due in respect of such dissenting Shares pursuant to Section 262 of the DGCL; provided, however, that if the holder of such dissenting Shares shall have failed to perfect or shall have waived, rescinded or otherwise lost (in each such instance, to the reasonable satisfaction of the Surviving Corporation) its status as a “dissenter” pursuant to Section 262 of the DGCL, then such holder shall forfeit the right to dissent from the Merger and such Shares shall be deemed to have been converted into the right to receive the Merger Consideration as of the Effective Time. The Company shall give MSI prompt notice of any demands received by the Company for appraisal of Shares, and MSI shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of MSI, make any payment with respect to, or settle, or offer to settle, any such demands.

      SECTION 1.6     Closing. Subject to the terms and conditions of this Agreement, the Closing of the Merger (the “Closing”) shall take place at the offices of Schottenstein, Zox & Dunn Co., L.P.A. at 41 South High Street, Suite 2600, Columbus, Ohio 43215, as promptly as practicable after satisfaction or waiver, if permissible, of the conditions set forth in Article VIII, or at such other location, time, or date as may be agreed to in writing by MSI and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

ARTICLE II

THE SURVIVING CORPORATION

      SECTION 2.1     Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

      SECTION 2.2     Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

      SECTION 2.3     Directors and Officers. From and after the Effective Time, until successors are elected or appointed and qualified in accordance with applicable Law, (a) the directors of MSI at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to MSI that:

      SECTION 3.1     Corporate Organization. The Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect. The Company is not in violation of any provision of its charter or bylaws or other organizational documents, as the case may be.

      SECTION 3.2     Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists in its entirety of (a) 500,000 shares of common stock, $.01 par value per share, and (b) 300,000 shares of preferred stock, none of which are issued and outstanding. As of the date of the Agreement, (i) 323,776 shares of Company Common Stock were issued and outstanding and (ii) options to acquire 100,000 shares of Company Common Stock were outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid and nonassessable and are not subject to preemptive rights created by statute, the Company’s charter or bylaws or any agreement to which the Company is a party or by which the Company is bound. Except as set forth in this Section 3.2, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company is a party relating to the issued or unissued capital stock, or other interest in, of the Company or obligating the Company to grant, issue or sell any shares of capital stock of, or other equity interests in, the Company, by sale, lease, license or otherwise.

      SECTION 3.3     Authority Relative to This Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by the Company. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action, and, other than the approval of the Company’s shareholders as provided in Section 8.1(a), no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by MSI, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally or by general equity principles.

      SECTION 3.4     No Violation. The execution and delivery of this Agreement by the Company do not, the performance by the Company of its obligations under this Agreement will not, and the consummation by the Company of the transactions contemplated to be performed by it under this Agreement will not (a) violate or conflict with any provision of any Laws in effect on the date of this Agreement and applicable to the Company or by which any of its properties or assets is bound or subject, (b) require the Company to obtain any consent, waiver, approval, license or authorization or permit of, or make any filing with, or notification to, any Governmental Entities, based on Laws, rules, regulations and other requirements of Governmental Entities in effect as of the date of this Agreement (other than (i) filings or authorizations required in connection or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the DGCL and (ii) any other filings and approvals expressly contemplated by this Agreement), (c) require the consent, waiver, approval, license or authorization of any person (other than Governmental Entities), (d) violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any rights of, or result in any, termination, amendment, acceleration or cancellation of, or loss of any benefit or creation of a right of first refusal, or require any payment under, or result in the creation of a lien or other encumbrance on any of the properties or assets of the Company pursuant to or under any provision of any indenture, mortgage, note, bond, lien, lease, license, agreement, contract, order, judgment, ordinance, Company Permit (as defined below) or other instrument or obligation to which the Company is a party or by which the Company or any of their respective properties is bound or subject to, or (e) conflict with or violate the certificate of incorporation or bylaws, as amended or restated, of the Company, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, either individually or in the aggregate, prevent the Company from performing any of its obligations under this Agreement and would not have a Material Adverse Effect.

      SECTION 3.5     Compliance With Laws.

      (a) As of the date of this Agreement, the Company holds all licenses, franchises, grants, permits, easements, variances, exemptions, consents, certificates, identification numbers, approvals, orders, and other authorizations (collectively, “Company Permits”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and is in compliance with all Company Permits and all Laws governing its business, except where the failure to hold such Company Permits or to so comply, individually or in the aggregate, would not have a Material Adverse Effect.

      (b) No action or proceeding is pending or, to the Company’s knowledge, threatened that may result in the suspension, revocation or termination of any the Company Permit, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction, and the Company has not received any notice from any governmental authority in respect of the suspension, revocation or termination of any Company Permit, or any notice of any intention to conduct any investigation or institute any proceeding, in any such case where such suspension, revocation, termination, order, sanction, investigation or proceeding would result, individually or in the aggregate, in a Material Adverse Effect.

      SECTION 3.6     Litigation. As of the date of this Agreement, except as may be disclosed in the Company 10-KSB (as defined below), reports filed on Forms 10-QSB or 8-K for periods subsequent to the period covered by the Company 10-KSB, in each case filed prior to the date of this Agreement (such reports and filings, including the Company 10-KSB, collectively, “the Company Current Reports”), there is no claim, litigation, suit, arbitration, mediation, action, proceeding, unfair labor practice complaint or grievance pending or, to the Company’s knowledge, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the Company’s knowledge, threatened against the Company or with respect to any of its properties or assets except for claims, litigations, suits, arbitrations, mediations, actions, proceedings, complaints, grievances or investigations that, individually or in the aggregate, would not have a Material Adverse Effect. Neither the Company nor any of its properties or assets is subject to any continuing order, judgment, settlement agreement, injunction, consent decree or other similar written agreement with or, to the Company’s knowledge, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, consent decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for such matters that would not reasonably be expected to have a Material Adverse Effect.

      SECTION 3.7     Financial Statements and Reports. The Company has made available to MSI true and complete copies (in each case, as amended) of (a) its Annual Report on Form 10-KSB for the year ended December 31, 2002 (the “Company 10-KSB”), as filed with the Securities and Exchange Commission (the “Commission”) and (b) all other reports (including Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K) filed by it with the Commission subsequent to December 31, 2002. The foregoing reports, including, without limitation, any financial statements or schedules or other information included or incorporated by reference therein, as the “Company SEC Filings”). As of the respective times such documents were or are filed, the Company SEC Filings complied or will comply in all material respects with the requirements of the Securities Act of 1933, as amended, or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except for such noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect, and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Company SEC Filings or necessary to make the statements in the Company SEC Filings, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Filings comply or will comply as to form in all material respect with applicable accounting requirements and with the applicable published rules and regulations of the Commission, were or will be prepared in accordance with GAAP during the periods involved (except as may be indicated in the financial statements or in the notes to the financial statements or, in the case of the unaudited interim financial statements, as permitted by Form 10-QSB of the Commission) and present fairly the consolidated financial position, consolidated results of operations and consolidated cash flows of the Company as of the dates and for the periods indicated, except (i) in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustments and any other adjustments described in such interim statements and (ii) any pro forma financial information contained in such interim statements is not or will not be necessarily indicative of the consolidated financial position of the Company as of the respective dates of such interim statements and the consolidated results of operations and cash flows for the periods indicated.

      SECTION 3.8     Absence of Certain Changes or Events. Other than as disclosed in the Company Current Reports, since December 31, 2002 and through the date of this Agreement, the business of the Company has been conducted in the ordinary course, and there has not been any event that would have a Material Adverse Effect.

      SECTION 3.9     No Undisclosed Material Liabilities. Except as disclosed in the Company Current Reports, the Company has not incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate, would have a Material Adverse Effect other than (a) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2002, (b) liabilities that have been repaid, discharged or otherwise extinguished and (c) liabilities under or contemplated by this Agreement.

      SECTION 3.10     No Default. The Company is not in default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its certificate of incorporation or bylaws or other organizational document, (b) any indenture, mortgage, note, bond, lien, lease, license, agreement, contract, order, judgment, ordinance, the Company Permits or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or subject to, or (c) any order, writ, injunction, decree or Law applicable to the Company, except in the case of clauses (b) and (c) above for defaults or violations that would not have a Material Adverse Effect.

      SECTION 3.11     Finders’ and Brokers’ Fees. Except for the Financial Advisor, a copy of whose engagement agreement has been provided to MSI, there is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of the Company or the Special Committee who might be entitled to any fee or commission from the Company, MSI or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MSI

      MSI represents and warrants to the Company that:

      SECTION 4.1     Corporate Organization. MSI is a validly existing corporation in good standing under the laws of the State of Ohio. MSI has all corporate powers and all material governmental licenses, authorizations, consents, and approvals required to consummate the transactions contemplated by this Agreement. Since the date of its incorporation, MSI has not engaged in any material activities other than in connection with or as contemplated by this Agreement.

      Section 4.2     Capitalization. As of the date of this Agreement, the authorized capital stock of MSI consists in its entirety of 1,500 shares of common stock, $0.001 par value per share, 1,500 shares of which will be issued and outstanding at the Effective Time.

      SECTION 4.3     Corporate Authorization. The execution, delivery, and performance by MSI of this Agreement and the consummation of the transactions contemplated by this Agreement are within the corporate powers of MSI and are duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of MSI enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally or by general equity principles.

      SECTION 4.4     Governmental Authorization. The execution, delivery and performance by MSI of this Agreement and the consummation by MSI of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of Articles of Merger in accordance with the DGCL and (ii) compliance with any applicable requirements of the Exchange Act.

      SECTION 4.5     Non-Contravention. The execution, delivery and performance by MSI of this Agreement and the consummation by MSI of the transactions contemplated by this Agreement do not and will not (a) contravene or conflict with the articles of incorporation or code of regulations of MSI, or (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with any material provision of Law or Order binding upon or applicable to MSI.

      SECTION 4.6     Finders’ and Brokers’ Fees. There is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of MSI who is entitled to any fee or commission from the Company if the transactions contemplated by this Agreement are not consummated.

      SECTION 4.7     No Current Intent to Sell Business. MSI has no intention to sell, transfer or otherwise dispose of the business of the Company or any material part thereof following the consummation of the Merger, but there can be no assurance that the Surviving Corporation will not determine to cause such a transfer in the future.

ARTICLE V

COVENANTS OF THE COMPANY

      SECTION 5.1     Conduct of the Company. From the date of this Agreement until the Effective Time, the Company shall conduct its business in the ordinary course consistent with past practice and (except for acts in connection with the Merger) shall use its best efforts to preserve intact its business relationships with third parties and to keep available the services of its present officers and employees.

      SECTION 5.2     Shareholder Meeting; Proxy Material. The Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The directors of the Company, acting in part in reliance upon the unanimous recommendation of the Special Committee, shall, subject to their fiduciary duties after consultation with counsel, recommend approval and adoption of this Agreement and the Merger by the Company’s shareholders. In connection with this meeting, but subject to the terms hereof, the Company (a) will promptly prepare and file with the Commission, will use its best efforts to have cleared by the Commission and will then mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, and will cooperate with MSI to prepare and file the Schedule 13E-3 Transaction Statement required to be filed by the Company and MSI pursuant to Section 13(e) of the Exchange Act (the “Schedule 13E-3”), (b) will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated by this Agreement and (c) will otherwise comply with all legal requirements applicable to such meeting.

      SECTION 5.3     Disclosure Documents.

      (a) Each document required to be filed by the Company with the Commission in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including without limitation the proxy statement of the Company (the “Company Proxy Statement”) to be filed with the Commission in connection with the Merger, and any amendments or supplements will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

      (b) At the time the Company Proxy Statement or any amendment or supplement is first mailed to shareholders of the Company, at the time such shareholders vote on adoption of this Agreement, and at the Effective Time, the Company Proxy Statement, as supplemented or amended if applicable will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements not misleading in the light of the circumstances under which they were made. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements not misleading in the light of the circumstances under which they were made. The representations and warranties contained in this Section 5.3(b) will not apply to statements or omissions included in any Company Disclosure Documents (including without limitation the Company Proxy Statement) based upon information furnished to the Company in writing by MSI specifically for use therein.

      SECTION 5.4     Access to Information. From the date of this Agreement until the Effective Time, the Company will give MSI, its counsel, financial advisors, auditors, and other authorized representatives full access to the offices, properties, books and records of the Company, will furnish to MSI, its counsel, financial advisors, auditors, and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company’s employees, counsel, financial advisors, and auditors to cooperate with MSI in its investigation of the business of the Company; provided that no investigation pursuant to this Section 5.4 shall affect any representation or warranty given by the Company to MSI hereunder.

      SECTION 5.5     Notices of Certain Events. The Company shall promptly notify MSI of (a) any notice or other communication received by the Company from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (b) any notice or other communication received by the Company from any Governmental Authority in connection with the transactions contemplated by this Agreement.

      SECTION 5.6     Acquisition Proposals.

      (a) Any offer or proposal by any Person or group concerning (i) any tender or exchange offer, (ii) proposal for a merger, share exchange, recapitalization, consolidation or other business combination involving the Company or (iii) any proposal or offer to acquire in any manner, directly or indirectly, a significant equity interest in, or a substantial portion of the assets of, the Company, other than pursuant to the transactions contemplated by this Agreement, is hereby defined as an “Acquisition Proposal.”

      (b) Except as permitted under Section 5.6(c) below, the Company shall not, nor shall it permit any of its officers, directors, affiliates, representatives or agents to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal, (ii) participate in any discussions or negotiations with, or encourage any effort or attempt by, any other Person to facilitate an Acquisition Proposal or (iii) take any other action to produce an Acquisition Proposal. From and after the date hereof, the Company and all of its officers, directors, employees, attorneys, advisors and other representatives shall cease doing any of the foregoing.

      (c) Notwithstanding the foregoing, the Company may, directly or indirectly, subject to a confidentiality agreement containing customary terms, (i) furnish to any party information and access in response to a request for information or access made incident to an Acquisition Proposal made after the date of this Agreement and (ii) participate in discussions and negotiate with such party concerning any written Acquisition Proposal made after the date of this Agreement; provided that (x) neither the Company nor any such Person solicited, initiated or encouraged such Acquisition Proposal and (y) the Special Committee shall have determined in good faith based upon the advice of counsel to the Special Committee that the taking of such action is necessary to discharge the Board’s fiduciary duties under applicable law.

      (d) During the term of this Agreement, the Board shall (i) immediately notify MSI if any Acquisition Proposal is made, indicating in reasonable detail the identity of the offeror and the terms and conditions of such Acquisition Proposal and (ii) keep MSI promptly advised of all material developments that could culminate in the Board withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated by this Agreement.

      (e) During the term of this Agreement, the Company shall not waive or modify any provisions contained in any confidentiality agreement entered into relating to a possible Acquisition Proposal unless the Special Committee shall have determined in good faith based on advice of counsel to the Special Committee that the taking of such action is necessary to discharge the Board’s fiduciary duties under applicable law. Notwithstanding the foregoing, the Company may make the disclosure contemplated by Rule 14e-2(a) under the Exchange Act to the extent that such disclosure is required to be made by such Rule; provided that the Company may only recommend a tender offer giving rise to such obligation as contemplated by such Rule if the Special Committee shall have determined in good faith based upon the advice of counsel to the Special Committee that the taking of such action is necessary to discharge the Board’s fiduciary duties under applicable law.

ARTICLE VI

COVENANTS OF MSI

      SECTION 6.1     Director and Officer Liability. For six years after the Effective Time, each of the Surviving Corporation and MSI shall indemnify and hold harmless the present officers and directors of the Company with respect to acts or omissions occurring at or prior to the Effective Time to the fullest extent provided under the Company’s certificate of incorporation and bylaws in effect on the date of this Agreement. The provisions of this Section 6.1 are intended to be for the benefit of, and shall be enforceable by, the indemnified parties referred to in this Section 6.1 and their heirs and personal representatives, and shall be binding upon MSI and the Surviving Corporation and their respective successors and assigns.

      SECTION 6.2     Disclosure Documents. The information with respect to MSI and its Affiliates that MSI furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements not misleading in the light of the circumstances under which they were made (a) in the case of the Company Proxy Statement, at the time the Company Proxy Statement or any amendment or supplement is first mailed to shareholders of the Company, at the time the shareholders vote on adoption of this Agreement and at the Effective Time, and (b) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of filing, and at the time of any distribution of such Company Disclosure Document.

      SECTION 6.3     Notices of Certain Events. MSI shall promptly notify the Company of (a) any notice or other communication received by MSI from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (b) any notice or other communication received by MSI from any Governmental Authority in connection with the transactions contemplated by this Agreement.

ARTICLE VII

COVENANTS OF MSI AND THE COMPANY

      SECTION 7.1     Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate the transactions contemplated by this Agreement.

      SECTION 7.2     Certain Filings. The Company and MSI shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents, including without limitation the Company Proxy Statement and the Schedule 13E-3, (b) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

      SECTION 7.3     Public Announcements. MSI and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law, will not issue any such press release or make any such public statement prior to such consultation.

      SECTION 7.4     Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver in the name and on behalf of the Company or MSI any deeds, bills of sale, assignments, agreements, certificates, other documents, or assurances and to take and do in the name and on behalf of the Company or MSI any other actions and things they may deem desirable to vest, perfect, or confirm of record or otherwise in the Surviving Corporation, any and all right, title, and interest in, to, and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VIII

CONDITIONS TO THE MERGER

      SECTION 8.1     Conditions to the Obligations of Each Party. The obligations of the Company and MSI to consummate the Merger are subject to the satisfaction at or before the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, by each of the parties intended to benefit from such conditions, to the extent permitted by applicable Law:

(a) this Agreement and the Merger shall have been approved and adopted by a majority of all shares of the Company Common Stock entitled to vote thereon, in accordance with Section 251 of the DGCL;

(b) the Company shall have received a copy, certified by the Secretary of MSI, of consent resolutions duly adopted (and not subsequently rescinded or modified) by the Board of Directors and shareholders of MSI, by the terms of which resolutions such Board of Directors shall have adopted and approved this Agreement and the Merger and recommended the Merger to the shareholders of MSI, and MSI shall have adopted and approved this Agreement and the Merger;

(c) no Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and

(d) all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Merger shall have been obtained, other than the filing of the requisite certificate of merger with the Secretary of State of Delaware and the certificate of merger with the Secretary of State of Ohio.

      SECTION 8.2     Additional Conditions to the Obligations of MSI. The obligations of MSI to consummate the Merger are also subject to the satisfaction at or prior to the Effective Time of the following further conditions, any or all of which may be waived, in whole or in part, by each of the parties intended to benefit from such conditions, to the extent permitted by applicable Law:

(a) the Company shall have performed in all material respects all of the obligations required to be performed by it under this Agreement at or prior to the Effective Time, the representations and warranties of the Company contained in this Agreement and in any certificate delivered by the Company pursuant to this Agreement shall be true and correct in all respects, except where the breach or inaccuracy would not, individually or in the aggregate, have a Material Adverse Effect, at and as of the Effective Time as if made at and as of such time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and MSI shall have received a certificate signed by the chief executive officer and the principal financial officer of the Company to the foregoing effect;

(b) no Material Adverse Effect shall have occurred;

(c) MSI shall have received or be satisfied that it will receive all consents and approvals necessary in connection with the consummation of the Merger if the failure to obtain any such consent or consents would have a Material Adverse Effect;

(d) MSI shall have received all documents it may reasonably request relating to the authority of the Company to enter into this Agreement, all in form and substance reasonably satisfactory to MSI; and

(e) MSI shall have received from Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A., counsel to the Company, an opinion or opinions dated as of the Effective Time covering such matters as shall be reasonably requested by MSI.

      SECTION 8.3     Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are also subject to the satisfaction at or prior to the Effective Time of the following further conditions, any or all of which may be waived, in whole or in part, by the Company to the extent permitted by applicable Law:

(a) MSI shall have performed in all material respects all of the obligations required to be performed by it under this Agreement at or prior to the Effective Time, the representations and warranties of MSI contained in this Agreement and in any certificate delivered by MSI pursuant to this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and the Company shall have received a certificate signed by the chief executive officer and chief financial officer of MSI to the foregoing effect;

(b) the Company shall have received all documents it may reasonably request relating to the authority of MSI to enter into this Agreement, all in form and substance reasonably satisfactory to the Company; and

(c) the Company shall have received from counsel to MSI, an opinion or opinions dated as of the Effective Time covering such matters as shall be reasonably requested by the Company.

ARTICLE IX

TERMINATION

      SECTION 9.1     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a) by mutual written consent of the Company and MSI;

(b) by either the Company or MSI, if the Merger has not been consummated by December 31, 2003;

(c) by either the Company or MSI, if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or if any Order enjoining MSI or the Company from consummating the Merger is entered and such Order shall become final and nonappealable;

(d) by either the Company or MSI, if this Agreement and the Merger shall fail to be approved and adopted by the shareholders of the Company at the Company Shareholder Meeting called for such purpose, as set forth in Section 8.1(a) above;

(e) by either the Company or MSI, if the Board or Special Committee shall (i) withdraw or modify in a manner adverse to MSI its approval or recommendation of this Agreement and the Merger, (ii) recommend another Acquisition Proposal, or (iii) resolve to do any of the foregoing; or

(f) by either the Company or MSI if the other party has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the breaching party has been notified of such breach and the breach cannot be or has not been cured within 15 days after the giving of such notice.

      SECTION 9.2     Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party, except that the agreements contained in Section 9.3 shall survive the termination of this Agreement; provided however, that except as specifically provided in this Agreement, nothing in this Agreement shall relieve any party of liability for any breach of this Agreement.

      SECTION 9.3     Fees and Expenses.

      (a) If this Agreement is terminated pursuant to Section 9.1(e) and MSI is not in material breach of its covenants, representations or warranties contained in this Agreement, the Company shall pay a termination fee to MSI not later than five business days after such termination occurs in an amount equal to the greater of (i) ten percent (10%) of the amount by which the fair market value of the consideration that would be received by the Public Shareholders under the Acquisition Proposal exceeds the amount of the Merger Consideration, or (ii) $100,000; and the Company shall reimburse to MSI the amount of its Expenses, within five (5) business days of the submission of a written request for reimbursement accompanied by reasonable documentation of such Expenses.

      (b) Except as provided in Section 9.3(a), all Expenses incurred in connection with this Agreement and the transaction contemplated hereby shall be paid by the party incurring such Expenses.

      (c) In the event that the Company shall fail to pay the termination fee and Expense reimbursement to MSI when due under Section 9.3(a), the Company shall pay MSI interest on any unpaid amounts, which shall accrue interest at a rate per annum equal to the Prime Rate as listed in the “Money Rates” section of The Wall Street Journal on the effective date of termination.

ARTICLE X

MISCELLANEOUS

      SECTION 10.1     Definitions. As used in this Agreement, the following terms have the following respective meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such given Person.

“Agreement” means this Agreement and Plan of Merger, as the same may be supplemented, modified, or amended from time to time.

“Expenses” means all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts, consultant and commitment fees and other financing fees and expenses) incurred by MSI, or the Company, or on behalf of any such party in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement, the preparation, printing, filing, and mailing of the Company Proxy Statement and Schedule 13E-3, the solicitation of the shareholder approvals, and all other matters related to the consummation of the contemplated transactions.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, county, local, foreign, or other governmental or public agency, instrumentality, commission, authority, board, or body, and any court, arbitrator, mediator, or tribunal.

“Law” means any code, law, ordinance, regulation, rule, or statute of any Governmental Authority.

“Lien” means any security interest, lien, mortgage, deed to secure debt, deed of trust, pledge, charge, conditional sale, or other title retention agreement, or other encumbrance of any kind.

“Material Adverse Effect” means any matter that would reasonably be expected to affect materially and adversely the business, condition (financial or otherwise), properties, assets, prospects or results of operations of the Company considered as a whole.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or other Governmental Authority.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision, or any agency or instrumentality thereof.

“Surviving Corporation” means the Company as the surviving corporation resulting from the Merger.

      SECTION 10.2     Notices. Unless otherwise specifically provided in this Agreement, any notice, demand, request, or other communication requested or permitted to be given pursuant to this Agreement shall be in writing and may be personally served, sent by overnight courier service, or sent by facsimile with a confirming copy sent by United States first-class mail, each with any postage or delivery charge prepaid. For the purposes of this Section 10.2, the addresses of the parties (until notice of a change is delivered as provided in this Section) shall be as follows:

          If to the Company:

Media Source, Inc. 5695 Avery Road Dublin, Ohio 43016 Fax: (614) 889-7841

          Copies to:

Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A. 100 North Tampa Street, Suite 1800 Tampa, Florida 33602 Attention: Philip M. Shasteen, Esq. Fax: (813) 225-1857

          If to MSI:

MSI Merger Corp. 5695 Avery Road Dublin, Ohio 43016 Fax: (614) 889-7841

          Copies to:

Schottenstein, Zox & Dunn Co., L.P.A. 41 South High Street, Suite 2600 Columbus, Ohio 43215 Attention: Robert R. Ouellette, Esq. Fax: (614) 462-5135

      Notice shall be deemed to have been given on the date delivered in person, or on the next business day after deposit with an overnight courier service, or on the date received by facsimile transmissions.

      SECTION 10.3     No Survival of Representations and Warranties. The representations and warranties contained in this Agreement and in any certificate delivered shall not survive the Effective Time or the termination of this Agreement.

      SECTION 10.4     Amendments; No Waivers.

      (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by all parties to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; and provided, further, that after the adoption of this Agreement by the shareholders of the Company, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (i) the Merger Consideration or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Public Shareholders.

      (b) No failure or delay by any party in exercising any right, power, or privilege hereunder shall operate as a waiver nor shall any single or partial exercise preclude any other or further exercise or the exercise of any other right, power or privilege. The parties’ rights and remedies shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 10.5     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided that no party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties except that MSI may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve MSI of its obligations under this Agreement or prejudice the rights of shareholders to receive the Merger Consideration for Shares properly surrendered in accordance with Section 1.4. This Agreement shall not be construed so as to confer any right or benefit upon any person other than the parties to this Agreement, and their respective successors and assigns.

      SECTION 10.6     Governing Law. Regardless of the place or places where this Agreement may be executed, delivered or consummated, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

      SECTION 10.7     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      SECTION 10.8     Headings and Captions. The headings and captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

      SECTION 10.9     Interpretations. Neither this Agreement nor any uncertainty or ambiguity shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the drafter. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all the parties.

      SECTION 10.10     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. This Agreement shall become effective when each party has received a counterpart signed by all of the other parties.

[signatures appear on following page]

      IN WITNESS WHEREOF, the Company and MSI have caused this Agreement to be executed as of the day and year first above written.

COMPANY:	MSI:

MEDIA SOURCE, INC.,	MSI MERGER CORP.,
a Delaware corporation	an Ohio corporation

By: /s/ RANDALL J. ASMO Randall J. Asmo Title: Executive Vice President	By: /s/ S. ROBERT DAVIS S. Robert Davis Title: President

APPENDIX B

DELAWARE CODE

TITLE 8. CORPORATIONS
CHAPTER 1. GENERAL CORPORATION LAW
SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

262 APPRAISAL RIGHTS.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX C

FAIRNESS OPINION OF

COMMONWEALTH BUSINESS ADVISORY GROUP, INC.

April 21, 2003

Special Committee of the

Board of Directors
Media Source, Inc.
5695 Avery Road
Dublin, Ohio 43016

Gentlemen:

      You have asked our opinion as to the fairness from a financial point of view to the public shareholders of Media Source, Inc. (the “Company”) of the proposed purchase by S. Robert Davis, the Company’s Chairman, President, Assistant Secretary and a Director and Charles R. Davis, a Director of the Company, of all of the Company’s stock held by the public shareholders for $24 cash per share (the “Transaction”).

      In May, 2000, a non-statutory option (the “Option”) was granted to S. Robert Davis for 100,000 common shares of the Company in exchange for his allowing the Company to restructure his $500,000 subordinated note originally due August 1, 2000. These options were priced at $2.25 per share, being one-eighth above the fair market value of the shares as of the date of the grant. These options are exercisable after May 10, 2003, and expire after May 10, 2006.

      While the Option is not, in fact, exercisable as of April 21, 2003, we have assumed that the purchase of shares from the public shareholders would not occur until after May 10, 2003, and that Mr. Davis would exercise the Option prior to consummation of the Transaction. Therefore, we have treated these shares as outstanding on a pro forma basis. After reflecting the exercise of the Option, the Davis’ hold, on a pro forma basis, 74% of the Company’s common stock.

      Commonwealth Business Advisory Group, Inc. is principally engaged in the valuation of businesses and business interests, including both privately-held and publicly-traded companies, for all purposes, including mergers and acquisitions, divestitures, gift and estate taxes, Employee Stock Ownership Plans, recapitalizations, dissolutions, and other objectives.

      In arriving at our opinion, we have considered the nature of the business and history of the enterprise, the economic outlook in general, the outlook for the children’s literature distribution business in particular, the Company’s earnings and cash flow since inception, the outlook for future earnings, the book value of the stock, the Company’s financial condition, its dividend-paying capacity, past transactions in the Company’s stock, and prices at which publicly-traded companies in related lines of business are currently selling.

      Specific documents relied upon in arriving at our opinion included:

a. Form 10-KSB for the years ended December 31, 1998 through December 31, 2002.

b. minutes of meetings of the Board of Directors for April 4, 2000, August 29, 2000, November 21, 2000, December 3, 2001, May 2, 2002, November 12, 2002, February 4, 2003, and March 11, 2003, being represented as a complete record of such meetings from January 1, 2000 through April 20, 2003.

c. historical market prices and trading volumes for the Company’s publicly-traded securities.

d. marketing information and materials as prepared by the Company.

e. recent press releases of the Company.

C-1

Special Committee of the
Board of Directors

      In rendering this opinion, we have relied, without independent verification, on the accuracy, completeness, and fairness of all financial and other information that was publicly available or furnished to us by Media Source, Inc.

      Based on our analysis of the factors deemed relevant, it is our opinion that the consideration to be received by the public stockholders of the Company in connection with the Transaction is fair from a financial point of view as of this date, giving pro forma effect to the exercise of the Option.

      This opinion may be included in its entirety in any filing made by the Company in respect to the Transaction with the Securities and Exchange Commission, so long as this opinion is reproduced in full in such filing, and any description of, or reference to, us or a summary of this opinion and/or related analysis in such filing is in a form reasonably acceptable to us.

Very truly yours,

COMMONWEALTH BUSINESS ADVISORY GROUP, INC.

C-2

APPENDIX D

INFORMATION RELATING TO THE DIRECTORS AND EXECUTIVE OFFICERS OF MEDIA

SOURCE, INC., MEDIA SOURCE MERGER CORP., AND THE DAVIS GROUP

I.     Directors and Executive Officers of Media Source, Inc.

      The name and position and the principal occupation or employment, business address and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Media Source, Inc. are set forth below. S. Robert Davis and Charles R. Davis are members of the Davis Group. The business address of each executive officer of Media Source, Inc. is c/o Media Source, Inc., 5695 Avery Road, Dublin, Ohio 43016. The business telephone number of each executive officer of Media Source, Inc. is (614) 793-8749.

      S. Robert Davis has been the Chairman of the Board of Media Source, Inc. since 1990 and Assistant Secretary of the Company since 1992. Prior to his election to the Board of Directors, he served as Assistant to the President from 1988 to 1990, on a part-time basis. Additionally, during the past five years, Mr. Davis has operated and a business involved in designing and implementing incentive awards programs.

      Charles R. Davis is a director of the Company. He has been the President of Media Source International, Inc., since 1992. Mr. Davis is also a director and executive officer of several private businesses involving the developing, sale and/or leasing of real estate.

      Randall J. Asmo has been a director and Executive Vice President and Secretary of Media Source, Inc. since 1999. From 1992 until 1999, he was the Vice President of Media Source, Inc. He is also an officer of the same a privately held real estate development and leasing company with which Messrs. S Robert Davis and Charles R. Davis are affiliated.

      Juan F. Sotos, M.D. was elected as a director of Media Source, Inc. in 1992. Dr. Sotos has been a Professor of Pediatrics at The Ohio State University College of Medicine since 1962 and also serves as Chief of Endocrinology and Metabolism at Children’s Hospital in Columbus, Ohio.

      Rodney L. Taylor, Rodney L. Taylor was elected as a director in 2001. Mr. Taylor has been the Internet Director for QNP Corporation since July 2002. Prior to that, he served as General Manager of Family Ford Lincoln Mercury in Marietta, Ohio, an automobile dealership, from June, 1997 to June, 2002. From 1994 to 1997, Mr. Taylor was General Sales Manager for Bobb Chevrolet. Mr. Taylor’s address is ST 7, Newport Pike, Marietta, Ohio 45750 and his telephone number is (740)-373-3975.

      Brent A. Garland was elected as a director of Media Source, Inc. in 2001. Mr. Garland has been the Senior Director of Corporate and Network Development of Mount Carmel Health since March 1997. Mr. Garland has worked in health care since 1986 in the areas of human resources and corporate development.

      Donald R. Hollenack became the Chief Financial Officer of Media Source in 1999. From May, 1997 until March, 1999, Mr. Hollenack served as Controller for National Church Residences, a privately held real estate company providing housing for the elderly and low income families. Mr. Hollenack is a non-practicing Certified Public Accountant.

II.     Directors and Executive Officers of MSI (“MSI”)

      S. Robert Davis is the President, Charles R. Davis is the Treasurer and Randall J. Asmo is the Secretary of MSI. The directors of MSI are S. Robert Davis, Charles R. Davis and Randall J. Asmo. The principal occupation or employment, business address and material occupations, positions, offices or employment during the past five years of the Davises and Mr. Asmo are described in Part I above.

D-1

V.     The Davis Group

      The name and position and the principal occupation or employment, business address and material occupations, positions, offices or employment for the past five years of the Davis Group are set forth below

S. Robert Davis. See Part I, above.

Charles R. Davis. See Part I, above.

Melissa Davis. Melissa Davis is employed by the S. Robert Davis Organization, 5695 Avery Road, Dublin, Ohio 43016.

Laura D. Byrne. Mrs. Byrne provides part-time consulting services to The Davis Organization, 5695 Avery Road, Dublin, Ohio 43016.

Thomas Byrne. Thomas Byrne is employed as an attorney by Hahn Loeser & Parks LLP, 1050 Fifth Third Center, 21 East State Street, Columbus, Ohio 43215-4224.

D-2

Preliminary Copy
MEDIA SOURCE, INC.
PROXY SOLICITED BY BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF
STOCKHOLDERS TO BE HELD ON                          , 2003

     The undersigned hereby appoints S. Robert Davis and Randall J. Asmo and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Media Source, Inc. that the undersigned may be entitled to vote at the Special Meeting of Stockholders of Media Source, Inc. to be held on                          , 2003, at 10:00 a.m., local time, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

☒      Please mark votes as in this example.

     To adopt and approve the Agreement and Plan of Merger, dated as of April 21, 2003, among MSI Merger Corp. and Media Source, Inc., pursuant to which MSI Merger Corp. will be merged with and into Media Source, Inc., with Media Source, Inc. as the surviving corporation and each outstanding share of Media Source, Inc. common stock (other than shares held by MSI Merger Corp., shares held as treasury stock, and shares with respect to which appraisal rights have been perfected) will automatically be converted into and represent the right to receive $24.00 in cash.

☐    FOR                 ☐    AGAINST                     ABSTAIN

(Continued and to be signed on reverse side)

     THIS PROXY WILL BE CONSIDERED A VOTE FOR THE ABOVE PROPOSAL, UNLESS THE CONTRARY IS INDICATED IN THE APPROPRIATE PLACE.

     Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature

Date

Signature

Date

PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE,

WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.